Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT
DATED AS OF
July 1, 2019
AMONG
ASTRONICS CORPORATION,
FREEDOM COMMUNICATION TECHNOLOGIES Inc.,
THE SELLERS
AND
HANOVER PARTNERS, INC.,
SOLELY IN ITS CAPACITY AS SELLERS' REPRESENTATIVE

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STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of July 1, 2019 among Astronics Corporation, a New York corporation ("Purchaser"), Freedom Communication Technologies Inc., a Delaware corporation (the "Company"), each stockholder of the Company listed on Exhibit A (each, a "Seller" and collectively, the "Sellers") and Hanover Partners, Inc., an Oregon corporation, solely in its capacity as the representative, agent and attorney-in-fact of the Sellers (in such capacity, "Sellers' Representative"). Purchaser, the Company, the Sellers and the Seller's Representative are referred to collectively as the "Parties." Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to those terms in ARTICLE I.
RECITALS
A. WHEREAS, the Sellers own, in the aggregate, 5,250,000 shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), and 2,100,000 shares of Series A Mandatorily Redeemable Preferred Stock of the Company, par value $0.001 per share (the "Preferred Stock" and, together with the Common Stock, the "Shares"), as set forth on Exhibit A, which represents all of the issued and outstanding capital stock of the Company.
B. WHEREAS, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, the Shares.
AGREEMENT
NOW, THEREFORE, in consideration of the terms in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
Section 1.1 Defined Terms
. The following terms, as used herein, have the following meanings:
"Accounting Firm" is defined in Section 2.6(b).
"Accounting Principles" means the calculations, principles, accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, judgments, assumptions, techniques, methodologies, and estimation methods (including as they relate to the nature of accounts, level of reserves or level of accruals) consistent with the Company's past practices, in accordance with GAAP and as applied in the Financial Statements.

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"Adjustment Escrow Account" means the account for the deposit of the Adjustment Escrow Amount designated by the Escrow Agent at least one Business Day prior to the Closing Date and established pursuant to the Escrow Agreement.
"Adjustment Escrow Amount" means $150,000.
"Adjustment Escrow Funds" means the Adjustment Escrow Amount plus any accrued interest, dividends and other distributions thereon as provided in the Escrow Agreement.
"Affiliate" means, with respect to any Person, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person.
"Aggregate Preferred Stock Closing Estimate Payment" is defined in Section 2.3(c)(i)(A).
"Agreement" is defined in the Preamble.
"Annual Financial Statements" is defined in Section 3.6(a).
"Assets" is defined in Section 3.7.
"Associated Rights" is defined in Section 11.17(b).
"Balance Sheet Date" is defined in Section 3.6(a).
"Benefit Plan" means any pension, retirement, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar employee benefit plan, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, (including any "employee benefit plan," as defined in Section 3(3) of ERISA) (a) that is sponsored or contributed to by the Company for the benefit of any current or former employee, officer or director of the Company, or (b) with respect to which the Company has any liability; provided that the term "Benefit Plan" will not include (y) any employee benefit plan, program or arrangement that is mandated, maintained or administered by any Governmental Authority, or (z) any employment, consulting or similar agreement.
"Board of Directors" means the board of directors of the Company.
"Business" means the business of the development and sale of radio communication test sets and related test sets support services, including, without limitation, radio test sets and innovative discriminators with LMR (Land Mobile Radio), P25 (Project 25), DMR (Digital Mobile Radio), NXDN (Next Generation Digital Narrowband), TETRA (Terrestrial Trunked Radio), PTC (Positive Train Control) and Long Term Evolution (LTE).
"Business Day" means a day on which banks are open for business in New York, New York and Portland, Oregon, but does not include any day that is a Saturday, Sunday or a statutory holiday in the State of New York or the State of Oregon.

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"Bylaws" means the bylaws of the Company, dated as of March 14, 2015, as the same may have been amended.
"Cash" means an aggregate amount, as of the Measurement Time, equal to, without duplication, (a) all cash on hand in the bank and lock box accounts of the Company, plus (b) the amount of any checks received by the Company before the Closing, whether such checks have been deposited or cleared before, on or after the Closing Date, plus (c) the fair market value of all marketable securities owned by the Company, plus (d) all cash and similar deposits, escrows and sureties held by third parties for the benefit of or as security for any obligation of the Company, plus (e) all credit card receivables of the Company, less (f) the amount of any checks drawn by the Company but not cleared.
"Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company, dated as of March 31, 2015, as the same may have been amended.
"Closing" is defined in Section 2.3(a).
"Closing Balance Sheet" is defined in Section 2.5.
"Closing Date" is defined in Section 2.3(a).
"Closing Estimate Payment" is defined in Section 2.3(b).
"Closing Statement" is defined in Section 2.5.
"Code" means the United States Internal Revenue Code of 1986, as amended.
"Collar Amount" means $100,000.
"Common Seller" means each Seller that holds shares of Common Stock.
"Common Stock" is defined in the Recitals.
"Company" is defined in the Preamble.
"Company Employee" is defined in Section 7.4.
"Company Indemnitee" means each present and former director, manager, officer, employee and agent of the Company as of the date of this Agreement.
"Company IP" is defined in Section 3.17(g).
"Company's Actual Knowledge" means the actual knowledge, as of the date hereof, of Ricardo Viloria, Scott Hill, Aaron Aiken and Louis Ladouceur.

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"Company's Knowledge" and words of similar import mean the actual or constructive knowledge, as of the date hereof, of Ricardo Viloria, Scott Hill, Aaron Aiken and Louis Ladouceur, after reasonable inquiry.
"Company Product(s)" means collectively the products and software offerings that are currently being marketed, offered, or sold by the Company.
"Confidential Information" means any and all confidential or proprietary information or matters concerning the Company, Purchaser or their respective subsidiaries.
"Confidentiality Agreement" is defined in Section 7.1.
"Contract" means any contract, agreement, understanding, arrangement or other legally binding commitment.
"Contracting Parties" is defined in Section 10.2(c).
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by Contract or otherwise.
"Disclosure Schedule" is defined in Section 10.4.
"Dispute" is defined in Section 2.6(a).
"Dispute Notice" is defined in Section 2.6(a).
"Dispute Period" is defined in Section 2.6(a).
"Enforceability Exceptions" is defined in Section 3.3.
"Environmental Laws" means all current Laws, Orders, or other binding agreements between the Company and any Governmental Authority that, in each case, pertain to environmental matters, the contamination or protection of the environment, or human health and safety.
"Environmental Permits" means all Permits issued under Environmental Laws.
"ERISA" means the United States Employee Retirement Income Security Act of 1974.
"ERISA Affiliate" means any Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
"Escrow Agent" means Wells Fargo Bank, National Association, as escrow agent under the Escrow Agreement.
"Escrow Agreement" has the meaning set forth in Section 2.8(a)(ii).

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"Escrow Excess Amount" is defined in Section 2.4(c).
"Estimated Closing Balance Sheet" is defined in Section 2.3(b).
"Estimated Closing Statement" is defined in Section 2.3(b).
"Excess Amount" means the amount by which the Purchase Price, as finally determined, exceeds the sum of the Closing Estimate Payment and the Collar Amount.
"Extra-Contractual Statement" is defined in Section 7.5.
"FAR" is defined in Section 3.11(e)(i).
"Financial Statements" is defined in Section 3.6(a).
"Fraud" means, with respect to the making of any representation or warranty in this Agreement, an act, committed by a Party, with the intent to deceive another Party, or to induce it to enter into this Agreement and requires: (a) a false representation of material fact made by such Party herein; (b) with actual knowledge that such representation is false or reckless disregard as to the accuracy of such representation; (c) with an intention to induce the Party to whom such representation is made to act or refrain from acting in reliance upon it; and (d) causing that Party, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action.
"GAAP" means generally accepted accounting principles as in effect in the United States of America as in effect on the date hereof.
"Governing Documents" means, with respect to any Person that is not a natural individual, the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, operating agreement, certificate of limited partnership, partnership agreement or any other similar document, instrument or certificate executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto. With respect to any statement relating to Governing Documents that is specific as to time, the term shall denote the Governing Documents as then in effect.
"Government Bid" means any bid, offer or proposal made by the Company which, if accepted or successful, would result in a Government Contract.
"Government Contract" means any prime contract, subcontract, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between the Company, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (c) any subcontractor with respect to any contract of a type described in clauses (a) or (b) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

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"Governmental Authority" means any nation, state or province or any municipal or other political subdivision thereof, or any agency, instrumentality, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, Taxing, regulatory or administrative functions of a nation, state, province or any municipal or other political subdivision of the foregoing.
"Hanover" means, collectively, Hanover Partners, LLC and Hanover Partners, Inc.
"Hazardous Substance" means any material, chemical, substance, waste, product, derivative, compound, mixture, solid, liquid, gas, odor, heat, sound, vibration, radiation or combination of them that may impair the environment, injure or damage property or plant or animal life, or expose, harm or impair the health of any individual, and includes any contaminant, waste, product, derivative, compound, mixture, substance or material defined, prohibited, regulated, or reportable pursuant to any Environmental Law, including, but not limited to, any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde form insulation, and polychlorinated biphenyls.
"Incidental Inbound License" means any (a) permitted use right in a non-disclosure agreement; (b) non-exclusive license of generally-available Software (including software-as-a-service) data or content with a replacement cost of less than $10,000; (c) non-exclusive license that is included in but ancillary to a Contract to purchase or lease standard office equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property; (d) license granted to the Company to use certain Intellectual Property by a customer of the Company to the extent necessary for the Company to perform services for such customer in the ordinary course of business or to identify such customer as a customer of Company; (e) non-exclusive license for immaterial marketing content; or (f) non-exclusive license implied by law to end-user customers in order for them to use products, data, goods or services.
"Indebtedness" means, with respect to the Company, without duplication, as of the applicable date, all indebtedness, including any applicable fees, penalties (including with respect to any prepayment thereof), interest and premiums of the Company, for: (a) borrowed money; (b) any obligation under any bankers' acceptance or similar facility, to the extent already drawn; (c) net liability for any obligation under any interest rate, currency or similar hedging agreement or other derivative agreement; (d) any obligations under leases required to be capitalized under GAAP, excluding any obligation created or arising under any conditional sale or other title retention agreement regarding acquired property; and (e) unpaid income Taxes payable by the Company for Pre-Closing Tax Periods and Pre-Closing Straddle Periods, after reduction to reflect any payments of estimated taxes and any deductions of the Company properly claimed in such periods that arise in connection with the transactions contemplated by this Agreement (including any such deductions attributable to Transaction Expenses). Notwithstanding the foregoing, "Indebtedness" will not include amounts included as Transaction Expenses or included as current liabilities in the definition of Working Capital.

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"Intellectual Property" means, collectively, all intellectual property and proprietary rights, including: (a) all patents, patent applications and patent disclosures, utility models and industrial design registrations and applications (including any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for the foregoing); (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, in each case, together with all translations, adaptations, derivations and combinations thereof associated therewith, and all applications, registrations, and renewals in connection therewith, and all goodwill, registrations and applications for registration related to the foregoing; (c) all copyrightable works, all copyrights and works of authorship (including any registration, renewals and applications for the foregoing); (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all Software; and (f) all copies and tangible embodiments of any of the foregoing in whatever form or medium.
"Intellectual Property License" means any agreement between the Company, on the one hand, and any other Person, on the other hand, granting any right to use or practice any rights under the Intellectual Property owned either by the Company or any other Person, including licenses of Software (other than "shrink-wrap" and other generally-available end-user licenses or permissions).
"Interim Financial Statements" is defined in Section 3.6(a).
"IRS" means the United States Internal Revenue Service.
"Law" means any law, statute, ordinance, regulation, rule, code, common law, treaty or other requirement having the force of law of any Governmental Authority.
"Lease" means each lease, sublease or license or other Contract relating to the occupancy of any real property by the Company.
"Leased Real Property" is defined in Section 3.15(a).
"Liens" means all legally binding judgments, pledges, charges, liens, mortgages, deeds of trust, security interests and similar encumbrances.
"made available" means that a copy of the document referenced in such statement has (a) been posted in the electronic data site maintained by the Company in connection with the transactions contemplated by this Agreement or (b) actually delivered or provided to Purchaser or to any of Purchaser's representatives.
"Material Adverse Effect" means any event, effect, circumstance, change, occurrence, fact or development that, individually or in the aggregate with other related events, effects, circumstances, changes, occurrences, facts or developments, has had or can reasonably be expected to have a material adverse effect on the business, operations or condition (financial or

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otherwise), assets of the Company or the consummation of the transactions contemplated by this Agreement, taken as a whole; provided that any such event, effect, circumstance, change, occurrence, fact or development resulting from the following will not be considered when determining whether a Material Adverse Effect has occurred: any event, effect, circumstance, change, occurrence, fact or development resulting from or relating to (i) general business or economic conditions or changes generally affecting the industries, markets or geographical areas in which the Company conducts its business, (ii) natural or man-made disasters, including flood, fire, earthquake, storm or disease, (iii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not under the declaration of a national emergency or war, or any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iv) financial, banking or securities markets (including (A) any disruption of any of the foregoing markets, or (B) any change in currency exchange rates), (v) changes in GAAP, (vi) changes in Law or interpretations thereof, (vii) the negotiation, execution or delivery of this Agreement or any other Transaction Document, or the announcement or consummation of the transactions contemplated hereby or thereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, landlords, partners or employees, (viii) the taking of, or the failure to take, any action contemplated by this Agreement or any other Transaction Document or (ix) any failure by the Company to meet internal projections or forecasts or revenue or earnings predictions for any period (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect); except in the case of the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi) to the extent such facts, events, changes, effects, occurrences or developments have a materially disproportionate impact on the Company as compared to other participants engaged in the industries and geographies in which the Company operates.
"Material Contract" is defined in Section 3.11(a).
"Measurement Time" means 11:59:59 p.m. CDT on the date immediately preceding the Closing Date.
"Nonparty Affiliates" is defined in Section 10.2(c).
"Non-Principal Seller" means each Seller other than the Principal Sellers.
"OFAC" is defined in Section 3.22(b).
"Open Source Software" means software that is provided pursuant to a Contract that is, or is substantially similar to, a license that meets the Open Source Definition (www.opensource.org/osd.html) or Free Software Definition (www.gnu.org/philosophy/free-sw.html) (which licenses include all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License).

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"Order" means any order, judgment, ruling, award, writ, injunction or decree of any Governmental Authority and any settlement agreement or compliance agreement entered into in connection with any Proceeding that, in each case, applies to the Company or by which the Company is bound.
"Parties" is defined in the Preamble.
"PC" is defined in Section 11.17(a).
"Permits" means all licenses, permits, authorizations, registrations, certificates and approvals and similar rights of any Governmental Authority.
"Permitted Liens" means, collectively: (a) Liens set forth in Section 1.1(a) of the Disclosure Schedule or referenced in the Financial Statements (including the footnotes thereto); (b) Liens for Taxes, assessments, and other governmental charges that are not yet due and payable, that may thereafter be paid without penalty or the validity of which is being contested in good faith; (c) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties; (d) easements, covenants, conditions and restrictions of record; (e) easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the Company; (f) zoning or other governmentally established restrictions or encumbrances; (g) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar Laws or to secure public or statutory obligations; (h) mechanic's, materialman's, supplier's, vendor's or similar Liens arising or incurred in the ordinary course of business securing amounts that are not overdue for more than 90 days or the validity of which is being contested in good faith; (i) utility, slope and drainage easements, right-of-way easements and leases regarding signs; or (j) other imperfections of title, licenses or encumbrances that do not materially impair the continued use and operation of the assets to which they relate.
"Person" means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not a legal entity, or any Governmental Authority.
"Pre-Closing Straddle Period" means the portion of a Straddle Period that extends from before the Closing Date through the Closing Date.
"Pre-Closing Tax Period" means any Tax period that ends on or before the Closing Date.
"Preferred Pro Rata Portion" means, with respect to a Preferred Seller, a percentage equal to (a) the number of shares of Preferred Stock held by such Preferred Seller, divided by (b) the total number of shares of Preferred Stock.
"Preferred Seller" means each Seller that holds shares of Preferred Stock.
"Preferred Stock" is defined in the Recitals.

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"Principal Seller" means each of Tuckerman Capital IV LP, Hanover Partners, LLC, Aaron Aiken, Ricardo Viloria and Scott Hill.
"Pro Rata Portion" means, with respect to a Common Seller, a percentage equal to (a) the number of shares of Common Stock held by such Common Seller, divided by (b) the total number of shares of Common Stock.
"Proceeding" means any audit, examination, litigation (in law or equity), arbitration, mediation, action, lawsuit, proceeding, complaint, charge, claim, demand, hearing, inquiry, or investigation or like matter before or by any Governmental Authority, whether administrative, judicial or arbitral.
"Protected Communication" is defined in Section 11.17(b).
"Purchase Price" is defined in Section 2.2.
"Purchaser" is defined in the Preamble.
"Purchaser Group" is defined in Section 11.17(b).
"Purchaser Plans" is defined in Section 7.4.
"R&W Insurance Policy" means that certain representations and warranties insurance policy obtained by Purchaser, at its cost, providing coverage for any breach of the Company's or any Seller's representations and warranties made in this Agreement, an accurate copy of which has been provided to the Company and the Sellers on the date hereof.
"Registered IP" is defined in Section 3.17(a).
"Related Party" means any of the present and former directors, managers, officers, members, Sellers or partners of the Company.
"Related Party Transactions" is defined in Section 3.20.
"Related Person" is defined in Section 6.2.
"Released Parties" is defined in Section 6.2.
"Releasee" is defined in Section 7.3(a).
"Releasors" is defined in Section 7.3(a).
"Remaining Closing Estimate Payment" means an amount equal to (a) the Closing Estimate Payment, minus (b) the Adjustment Escrow Amount, minus (c) the Sellers' Representative Payment.
"Restricted Shares" means the unvested shares of Common Stock set forth on Section 3.5(a) of the Disclosure Schedule, as updated by Company immediately prior to Closing.

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"Review Period" is defined in Section 2.5.
"Sample Working Capital Calculation" means the calculation of Working Capital as of May 31, 2019 as set forth in Section 1.1(c) of the Disclosure Schedule.
"Seller Group" is defined in Section 11.17(b).
"Sellers" is defined in the Preamble.
"Sellers' Representative" is defined in the Preamble.
"Sellers' Representative Decision" is defined in Section 11.18(c)(iii).
"Sellers' Representative Fund" is defined in Section 11.18(b).
"Sellers' Representative Losses" is defined in Section 11.18(d).
"Sellers' Representative Payment" means an amount equal to $50,000.
"Shares" is defined in the Recitals.
"Shortfall Amount" means the amount by which the Closing Estimate Payment minus the Collar Amount exceeds the Purchase Price, as finally determined.
"Significant Supplier" is defined in Section 3.23.
"Software" means all computer programs (including any software implementation of algorithms, models and methodologies whether in source code or object code), operating systems, applications, firmware and other code, databases and computations (including any data and collections of data), protocols, specifications and documentation (including user manuals and training materials) relating to the foregoing, and the content and information in any websites.
"Straddle Period" means any Tax period that begins on or before the Closing Date and ends after the Closing Date.
"Subsidiary" means, with respect to any Person (other than a natural Person), (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the membership, partnership or other similar equity interests thereof is at the time held or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of subpart (b) above, a Person or Persons will be deemed to hold a majority equity interest in a business entity (other than a corporation) if such Person or Persons (i) is allocated a majority of such business entity's gains or losses or (ii) is the managing director or general partner of such business entity.

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"Surviving Covenants" is defined in Section 10.2(a).
"Target Amount" means $1,752,369.
"Tax Returns" means, collectively, all returns, declarations, reports, statements and other documents filed or required to be filed with a Governmental Authority by the Company in respect of any Taxes, including any amendments thereto.
"Taxes" means, collectively, all federal, state, provincial, local, foreign and other income, corporation, capital gains, excise, gross receipts, ad valorem, sales, goods and services, harmonized sales, production, registration, license, use, lease, service use, occupancy, financial transaction, severance, value added, alternative or add on minimum, estimated, employment, franchise, profits, gains, property, transfer, payroll, social security contributions, intangibles and other taxes, fees, stamp taxes, duties, charges, levies or assessments in the nature of taxes of any kind (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts, and any interest in respect of such penalties or additions, imposed by any Governmental Authority with respect thereto.
"Territory" means the geographic area comprised of all parts of the United States and any other geographic area in which the Company has made sales prior to the date hereof.
"Trade Secrets" mean information, including a formula, pattern, compilation, program, device, method, technique, or process, that: (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
"Transaction Documents" means this Agreement, the Escrow Agreement and all the other agreements, certificates, instruments and other documents to be executed or delivered by one or more of the Parties in connection with the transactions contemplated by this Agreement.
"Transaction Expenses" means, without duplication, (a) expenses, fees and charges incurred prior to or at the Closing in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents or any offering or marketing materials and the consummation of the Closing, including all attorneys', accountants', consultants', professionals', investment bankers' and other advisors' fees and expenses payable by the Company, either on its own behalf or on behalf of the Sellers, in connection with the transactions contemplated by this Agreement not paid in full as of the Measurement Time; (b) bonuses, retention awards, change of control or transaction bonuses and all other amounts payable to employees, agents, independent contractors, and consultants payable by the Company in connection with the consummation of the transactions contemplated hereby and unpaid by the Company as of the Closing Date (including the employer portion of any payroll, social security, unemployment or similar Taxes related thereto); and (c) severance obligations or other amounts owed by the Company to employees, agents, independent contractors and consultants of and to the Company triggered prior to or as a result of the consummation of the transactions contemplated hereby (including the employer portion of any payroll, social security,

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unemployment or similar Taxes related thereto). Notwithstanding the foregoing, "Transaction Expenses" will not include any amounts included as Indebtedness or included as current liabilities in the definition of Working Capital.
"Transaction Tax Deductions" means all deductible income Tax losses, expenses or similar items paid or incurred by the Company as a result of, in connection with or in anticipation of the transactions contemplated hereby, including losses expenses or similar items related to: (a) the vesting or exercise of, or payments with respect to any equity-based compensation arrangements; (b) the payment of any change in control or stay bonuses, or similar compensatory amounts, to employees or other service providers to the Company; (c) the acceleration of deferred financing fees related to the repayment of Indebtedness; or (d) the payment of any fees or other expenses associated with the transactions contemplated hereby that are not required to be capitalized (including Transaction Expenses).
"Tuckerman" means Tuckerman Capital IV, L.P.
"Working Capital" means an amount equal to (a) the current assets of the Company, (excluding (i) Cash and (ii) deferred Tax assets), minus (b) the current liabilities of the Company (excluding (i) Indebtedness and Transaction Expenses, in each case to the extent included in the calculation of the Purchase Price and (ii) current liabilities of the type reflected in the following accounts: (A) Current Amount of leases, (B) Current Amount of bank note, (C) Accrued Interest of Def. Pmt, (D) Corporate Income Tax Payable, (E) Accrued HP Mgmt Fees, (F) Accrued Interest and (G) Deferred Tax Liability), in each case calculated as of the Measurement Time in accordance with the Sample Working Capital Calculation and the Accounting Principles. If there is any conflict between the Sample Working Capital Calculation and the Accounting Principles, then the Sample Working Capital Calculation will control.
Section 1.2 Rules of Construction
. Any reference in this Agreement to a Law refers to such Law as in effect on the date hereof or, if the context so requires, the applicable date or time period in question. Any reference to a Contract, instrument or other document as of a given date means the Contract, instrument or other document as amended, supplemented and modified from time to time through such date. All preamble, recital, article, section, exhibit and schedule references are to the preamble, recitals, articles, sections, exhibits and schedules of this Agreement unless otherwise specified. All references herein to "dollars" or "$" are to United States dollars. All references herein to any period of days will mean the number of calendar days unless otherwise specified. When calculating the period of time before which, within which or following which, any act is to be done or step taken hereunder, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. Words in the singular will be held to include the plural and vice versa. Words of one gender will be held to include the other genders as the context requires. The terms "hereof," "herein," "hereunder," "hereto" and "herewith" and words of similar import will, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision hereof. The word "including" and words of similar import when used herein will mean "including, without limitation," unless otherwise specified. The word "or" will not be exclusive.

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All references to "will" will be construed as creating a mandatory obligation. Any accounting term used herein will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP (with GAAP being applied consistently as described in Section 3.6(a) of this Agreement), and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP. Each Party has negotiated and reviewed this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. The rule of construction that any ambiguities are resolved against the drafting Party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all Parties and not for or against any Party.
ARTICLE II
PURCHASE AND SALE; CLOSING
Section 2.1 Agreement to Purchase and Sell Shares
. At the Closing, each Seller will sell, transfer, convey and assign to Purchaser, and Purchaser will purchase, acquire and accept from such Seller, the Shares owned by such Seller.
Section 2.2 Purchase Price
. The aggregate purchase price for the Shares (the "Purchase Price") is equal to:
(a) $22,000,000;
(b) plus an amount equal to all Cash as of the Measurement Time;
(c) (i) plus if the Working Capital is greater than the Target Amount, the amount by which the Working Capital exceeds the Target Amount, or (ii) minus if the Working Capital is less than the Target Amount, the amount by which the Target Amount exceeds the Working Capital;
(d) minus an amount equal to all Indebtedness outstanding as of the Measurement Time; and
(e) minus an amount equal to all Transaction Expenses outstanding as of the Measurement Time.
Section 2.3 Closing and Closing Payments
.
(a) The transactions contemplated by this Agreement will be consummated (the "Closing") at 10:00 a.m., local time, on the date hereof (the "Closing Date"), at the offices of Perkins Coie LLP, 1120 NW Couch Street, Tenth Floor, Portland, Oregon 97209. The Closing is effective as of 12:00 a.m., local time (i.e., the beginning of the day) on the Closing Date. In lieu of an in-person Closing, the Closing is being accomplished by email (in PDF or similar format)

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transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals (if requested) to be delivered by overnight courier service on the next Business Day following the Closing Date. All proceedings taken and all documents executed and delivered by all Parties at the Closing are deemed to have been taken and executed simultaneously.
(b) At least one day prior to Closing, the Company prepared and delivered to Purchaser a statement containing a good faith estimate of the Closing Balance Sheet (the "Estimated Closing Balance Sheet") based upon the most recent financial information reasonably ascertainable, and prepared in accordance with the Accounting Principles and, in the case of Working Capital, the Sample Working Capital Calculation, together with a summary statement (together with the Estimated Closing Balance Sheet, the "Estimated Closing Statement") containing the Company's good faith estimate of the Purchase Price (the "Closing Estimate Payment"), including the estimated Working Capital, Cash, Indebtedness and Transaction Expenses based upon the Estimated Closing Balance Sheet.
(c) At the Closing, Purchaser is paying, or causing the Company to pay, by wire transfer of immediately available funds:
(i) to the Sellers, the Remaining Closing Estimate Payment, to the accounts designated in writing by the Sellers, in the following order and priority:
(A) first, to each Preferred Seller, an amount of cash equal to (1) the number of shares of Preferred Stock set forth beside the name of such Preferred Seller on Exhibit A multiplied by $1.00, plus (2) any accrued but unpaid dividends payable with respect to such Preferred Seller's shares of Preferred Stock (collectively, the "Aggregate Preferred Stock Closing Estimate Payment"); and
(B) second, to each Common Seller, an amount of cash equal to (1) such Common Seller's Pro Rata Portion, multiplied by (2) the Remaining Closing Estimate Payment minus the Aggregate Preferred Stock Closing Estimate Payment;
(ii) to the recipients of the Transaction Expenses, the Transaction Expenses, in accordance with the wire transfer instructions designated by such recipients;
(iii) to the Escrow Agent, the Adjustment Escrow Amount, which will be deposited and held in the Adjustment Escrow Account established under the Escrow Agreement; and
(iv) to Sellers' Representative, the Sellers' Representative Payment, to the account designated in writing by Sellers' Representative.
Section 2.4 Purchase Price Adjustment
.

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(a) Following the Closing, the Purchase Price will be finally determined under this Section 2.4 and in Section 2.5 and Section 2.6.
(b) If the Purchase Price, as finally determined, is greater than the Closing Estimate Payment by an amount in excess of the Collar Amount, then Purchaser will, within two Business Days following the final determination of the Purchase Price, by wire transfer of immediately available funds, pay to Sellers' Representative, to the account designated in writing by Sellers' Representative, an amount equal to the Excess Amount for distribution by Sellers' Representative to the Common Sellers (based on each Common Seller's Pro Rata Portion of the Excess Amount). In addition, Purchaser and Sellers' Representative will deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to Sellers' Representative, to the account designated in writing by Sellers' Representative, the Adjustment Escrow Funds for distribution by Sellers' Representative to the Common Sellers (based on each Common Seller's Pro Rata Portion of the Adjustment Escrow Funds).
(c) If the Purchase Price, as finally determined, is less than the Closing Estimate Payment by an amount in excess of the Collar Amount, then, within three Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.4, Section 2.5 and Section 2.6, Purchaser and Sellers' Representative will deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to: (i) if the Shortfall Amount exceeds the Adjustment Escrow Amount, disburse to Purchaser the entire amount of the Adjustment Escrow Fund; or (ii) if the Shortfall Amount is less than the Adjustment Escrow Amount (such difference, the "Escrow Excess Amount"), disburse (A) to Purchaser a portion of the Adjustment Escrow Funds equal to the Shortfall Amount, and (B) to Sellers' Representative, to the account designated in writing by Sellers' Representative, an amount equal to the Escrow Excess Amount for distribution by Sellers' Representative to the Common Sellers (based on each Common Seller's Pro Rata Portion of the Escrow Excess Amount). If the Shortfall Amount exceeds the Adjustment Escrow Amount, then such excess amount shall be paid by Sellers' Representative (on the Sellers' behalf) to Purchaser within 10 Business Days following the final determination of the Purchase Price; provided, however, as solely between the Sellers' Representative and the Sellers, such excess amount paid by the Sellers' Representative may be recovered by Sellers' Representative from (i) the remaining funds in the Sellers' Representative Fund or (ii) to the extent such excess amount paid by the Sellers' Representative exceeds the remaining funds in the Sellers' Representative Fund, the Sellers in the following order and priority, provided that any failure to collect will not affect Sellers’ Representative’s obligation to pay such amount to Purchaser in accordance with the immediately preceding sentence: (1) first, from each Common Seller in accordance with its Pro Rata Portion of such amount, and (2) second, from each Preferred Seller in accordance with its Preferred Pro Rata Portion of any remaining amount.
Section 2.5 Preparation of the Closing Balance Sheet
. As soon as practicable, but within 90 days after the Closing Date (the "Review Period"), Purchaser will prepare and deliver to Sellers' Representative a statement (the "Closing

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Statement") setting forth Purchaser's calculation of the Cash, Working Capital, Indebtedness and Transaction Expenses, and the calculation of the Purchase Price based thereon, as determined from a consolidated balance sheet of the Company prepared as of the Measurement Time (the "Closing Balance Sheet") and delivered with reasonable supporting detail regarding the calculation of each component of the Purchase Price. During the Review Period, Sellers' Representative will have full access to the relevant books and records of the Company and the accounting personnel of Purchaser and related work papers to the extent that they relate to the Closing Statement, and such historical financial information (to the extent in Purchaser's possession) related to the Closing Statement as Sellers' Representative may reasonably request for the purpose of reviewing the Closing Statement and to have a basis to prepare, to the extent Sellers' Representative may deem appropriate, a Dispute Notice (defined below), provided, that such access will be in a manner that does not unreasonably interfere with the normal business operations of Purchaser. The Closing Balance Sheet will be prepared by Purchaser as of the Measurement Time in accordance with the Accounting Principles and, in the case of Working Capital, the Sample Working Capital Calculation. The Closing Statement and the Closing Balance Sheet (a) will not include any changes in assets or liabilities as a result of purchase or other accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated by this Agreement, (b) will be based on facts and circumstances as they exist as of the Measurement Time and will exclude the effect of any act, decision or event occurring on or after the Closing and (c) will not include, directly or indirectly, any additional reserve or accrual that is not reflected on the Sample Working Capital Calculation. The Parties agree that the purpose of preparing the Closing Balance Sheet and determining Cash, Working Capital, Indebtedness, Transaction Expenses and the final Purchase Price under this Section 2.5 is to adjust for inaccuracies in the estimates in the amounts of Cash, Working Capital, Indebtedness and Transaction Expenses and to determine the final Purchase Price, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies to prepare the Closing Balance Sheet or determine the amounts of Cash, Working Capital, Indebtedness or Transaction Expenses or the final Purchase Price. Notwithstanding any changes to the foregoing items under this Section 2.5, the Closing Balance Sheet will be deemed issued as of the Measurement Time.
Section 2.6 Disputes Regarding Closing Balance Sheet.
(a) Within 60 days following receipt of the Closing Statement (such period, the "Dispute Period"), Sellers' Representative may provide written notice to Purchaser disputing all or a part of the calculation of the Purchase Price in the Closing Statement (the "Dispute"), setting forth in reasonable detail the elements and amounts with which Sellers' Representative disagrees (the "Dispute Notice"). If Sellers' Representative does not deliver to Purchaser a Dispute Notice within the Dispute Period, then the Closing Statement will be deemed to have been accepted and agreed to by Sellers' Representative and the Sellers in the form in which it was delivered and will be final and binding on the Parties. If Sellers' Representative delivers the Dispute Notice to Purchaser within the Dispute Period, then Purchaser and Sellers' Representative will use reasonable efforts to resolve the Dispute within 30 days following receipt of the Dispute Notice, provided that all such discussions will be governed by Rule 408 of the

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Federal Rules of Evidence and the corresponding provisions of any state, local or foreign Law. If Purchaser agrees with Sellers' Representative's calculation of the Purchase Price in the Closing Statement, then Sellers' Representative's calculation of the Purchase Price in the Dispute Notice will be final and binding on the Parties.
(b) If Purchaser and Sellers' Representative cannot resolve each element of the Dispute within such 30-day period, then Purchaser and Sellers' Representative will jointly engage as the arbitrating expert resolving the Dispute one or more independent members (having no conflict of interest) of the dispute resolution group of an independent nationally recognized certified public accounting firm reasonably acceptable to Sellers' Representative and Purchaser (such Person, the "Accounting Firm"). If Sellers' Representative and Purchaser are unable, after reasonable effort, to agree on the identity of the Accounting Firm, then either of them may apply to any court of competent jurisdiction to appoint the Accounting Firm. The Accounting Firm's function will be to resolve each element of the Dispute not resolved by Purchaser and Sellers' Representative as an accounting expert and not as an arbitrator, to revise the Closing Balance Sheet to reflect such resolutions and to calculate the Purchase Price based on the elements and amounts reflected on the revised Closing Balance Sheet.
(c) In the resolution of the Dispute, the Accounting Firm will limit its review to the positions submitted by Sellers' Representative and Purchaser. The Accounting Firm may conduct a conference concerning the Dispute, at which conference each of Purchaser and Sellers' Representative may present additional documents, materials and other information and to have present their respective advisors, counsel and accountants; provided that Purchaser and Sellers' Representative will be limited by their respective positions submitted to the Accounting Firm. In the resolution of the Dispute, there may be no other hearings or oral examinations, testimony, depositions, discovery or other similar Proceedings. Each of Purchaser and Sellers' Representative will provide to the other Party and the Accounting Firm during business hours and upon reasonable notice such documents, books, records, work papers and finance and accounting employees as such Party or the Accounting Firm may reasonably request to review the Closing Balance Sheet and to resolve the Dispute.
(d) The Accounting Firm will promptly, and no later than within 30 days, after its appointment decide on each element in the Dispute in writing to Purchaser and Sellers' Representative, together with a revised Closing Balance Sheet reflecting its decision and a revised Closing Statement reflecting its calculation of the Purchase Price based on its calculation of Cash, Working Capital, Indebtedness and Transaction Expenses. In resolving the Dispute, the Accounting Firm will be bound by this Agreement and may revise no element of the Closing Balance Sheet that is not contested by Sellers' Representative or Purchaser or assign a value to any disputed element of the Closing Balance Sheet greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. Each of the Accounting Firm's decisions, the revised Closing Balance Sheet and the revised calculation of the Purchase Price will be final and binding on the Parties, and judgment may be entered thereon. Sellers' Representative and Purchaser will share the fees and expenses of the Accounting Firm in inverse proportion to the relative amounts subject to the Dispute determined in favor of such Party, in accordance with the following formulas: (i) Purchaser will pay a

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portion of such fees and expenses equal to the total fees, costs and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Dispute resolved in favor of Sellers' Representative and the denominator of which is the total dollar amount subject to the Dispute, and (ii) Sellers' Representative (on behalf of the Sellers) will pay a portion of such fees, costs and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount subject to the Dispute resolved in favor of Purchaser and the denominator of which is the total dollar amount subject to the Dispute. Notwithstanding the foregoing, each of Purchaser and Sellers' Representative (on behalf of the Sellers) will pay the fees, costs and expenses of their respective attorneys, accountants and other representatives in the Dispute.
Section 2.7 Treatment of Restricted Shares
. Prior to the Closing, the Company will take all actions (including causing the Board of Directors or, if applicable, a committee overseeing the Company's 2015 Equity Incentive Plan to take all actions) that are reasonably necessary to fully accelerate the vesting of all Restricted Shares.
Section 2.8 Closing Deliveries
. At or before the Closing, the Parties delivered the documents and instruments set forth in this Section 2.8.
(a) At or before the Closing, Purchaser executed or delivered to the Company and Sellers' Representative the following:
(i) evidence that, concurrently with the consummation of the transactions contemplated by this Agreement, Purchaser has initiated the payments required under Section 2.3(c);
(ii) counterpart signature pages to the Escrow Agreement in the form of Exhibit B (the "Escrow Agreement"), duly executed by each of Purchaser, the Sellers’ Representative and the Escrow Agent; and
(iii) evidence that Purchaser has obtained and paid the premium for the R&W Insurance Policy, including a copy of the bound policy.
(b) At or before the Closing, the Sellers and the Company executed or delivered to Purchaser (or any other Person indicated below) the following:
(i) a counterpart signature page to the Escrow Agreement, duly executed by Sellers' Representative;
(ii) the Estimated Closing Balance Sheet;

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(iii) the written resignations, effective as of the Closing, of those directors and officers of the Company requested by Purchaser at least 5 Business Days prior to the Closing;
(iv) all consents listed on Schedule 2.8(b)(iv);
(v) a non-foreign affidavit from each Seller satisfying the requirements of Sections 1445(b)(2) of the Code and dated as of the Closing Date;
(vi) stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed; and
(vii) evidence of the repayment of all Indebtedness (as evidenced by customary pay-off letters from the holders of such Indebtedness) and directive to lenders under Company’s revolving credit facility to terminate facility, together with confirmation of no outstanding balance under revolving credit facility.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the Disclosure Schedule, the Company represents and warrants to Purchaser as follows:
Section 3.1 Organization, Existence and Good Standing
. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own all of its properties and assets and to carry on its business as presently conducted. The Company is qualified as a foreign corporation and is in good standing (where applicable) in all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification and where the failure to so qualify would result in a Material Adverse Effect. A complete and accurate copy of each of the Certificate of Incorporation and Bylaws as of the date hereof has been made available to Purchaser. Section 3.1 of the Disclosure Schedule lists all jurisdictions in which the Company is qualified to do business as a foreign corporation.
Section 3.2 Power and Authority, Authorization and Execution
. The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party. The execution and delivery of, and the performance of its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Documents have been duly and validly approved by the Board of Directors, subject to the fulfillment of the conditions to the Company's obligations set forth herein or in such other Transaction Documents. No other corporate approvals or actions are

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necessary by the Company to authorize the execution, delivery or performance of this Agreement.
Section 3.3 Enforceability
. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other Parties party hereto), except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies (collectively, "Enforceability Exceptions"). At the Closing, the Transaction Documents to be executed and delivered by the Company will constitute valid and binding obligations of the Company, enforceable in accordance with their terms (assuming that the Transaction Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto), except to the extent enforcement may be affected by Enforceability Exceptions.
Section 3.4 Consents; Non-Contravention
. Except as set forth on Section 3.4 of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with the execution and delivery by the Company of this Agreement or any other Transaction Document or the consummation of the transactions contemplated herein or therein. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated herein and therein: (a) will violate any provision of the Governing Documents of the Company; (b) with or without the passage of time or giving of notice, will conflict with, result in a breach of, or constitute a default in any material respect, or result in an event creating rights of acceleration, termination, modification or cancellation, or a loss of rights under, any Material Contract or Permit to which the Company is a party, subject or otherwise bound; (c) will violate any Law or Order to which the Company or the assets or businesses of the Company is subject or otherwise bound; or (d) will result in the creation or imposition of any Lien (other than a Permitted Lien) upon the material assets or business of the Company.
Section 3.5 Capitalization; Company Subsidiaries
.
(a) All of the Company's authorized and outstanding shares of capital stock are identified on Section 3.5(a) of the Disclosure Schedule. Except as set forth on Section 3.5(a) of the Disclosure Schedule, there are no other shares of capital stock of the Company of any class authorized, issued or outstanding. The Shares have been duly authorized and validly issued and are non-assessable. There are no other outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character obligating the Company to issue any shares of capital stock or other equity

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interests. The Company is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. The Company is not a party to any voting trust, voting agreement, proxy, equityholders' agreement or other agreement that may affect the voting or transfer of the Shares.
(b) The Company does not have any Subsidiaries. The Company does not own, directly or indirectly, any capital stock or equity or other ownership interest in any other Person.
Section 3.6 Financial Statements; Undisclosed Liabilities.
(a) The Company has made available to Purchaser an accurate copy of (i) the audited balance sheet of the Company as of December 31, 2017 and 2018 and the audited statements of operations, stockholders' equity and cash flows for the periods ended December 31, 2017 and 2018, together with the notes thereto and auditor's reports thereon (the "Annual Financial Statements"), and (ii) the unaudited balance sheet of the Company as of May 31, 2019 (the "Balance Sheet Date") and the unaudited statements of operations and cash flows for the period then ended (the "Interim Financial Statements" and, together with the Annual Financial Statements, the "Financial Statements"). The Financial Statements present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods covered by such statements, in accordance with GAAP, except as disclosed therein, which GAAP treatment has been consistently applied through the periods covered by the Financial Statements (subject to any required changes in GAAP during such periods) and, in the case of the Interim Financial Statements, except for (A) customary year-end adjustments (the effect of which would not reasonably be expected to be materially adverse), and (B) the omission of footnote disclosures (that, if presented, would not differ materially from those presented in the Annual Financial Statements).
(b) The Company has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, that would have to be disclosed on a balance sheet of the Company prepared in accordance with GAAP (with GAAP being applied consistently as described in Section 3.6(a) above), as of the Closing, except (i) as disclosed in the balance sheet in the Interim Financial Statements, (ii) incurred in the ordinary course of business since the Balance Sheet Date, (iii) arising under any Contract disclosed on Section 3.11 of the Disclosure Schedule or not required to be disclosed therein, (iv) liabilities to be included in the computation of Indebtedness, Transaction Expenses or Working Capital and (v) any liabilities or obligations that are not material.
(c) Section 3.6(c) of the Disclosure Schedule sets forth all of the outstanding Indebtedness of the Company as of the Closing.
(d) As of the Closing, there are not, to the Company's Knowledge, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely effect in any material respect the ability of the Company to record, process, summarize and report financial information, and (ii)

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any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls over financial reporting with respect to the Company.
Section 3.7 Title and Condition of Tangible Assets
. The Company has good and valid title to, or a valid leasehold or licensed interest in, the tangible personal property reflected in the Financial Statements or thereafter acquired (the "Assets"), except for sale of inventory and tangible personal property disposed of in the ordinary course of business since the Balance Sheet Date, free and clear of all Liens other than Permitted Liens. The Assets constitute all of the material tangible personal property that is used in the conduct of the business of the Company as presently conducted. The material Assets, taken as a whole, are in good operating condition and repair, normal wear and tear excepted, and are adequate for their current use. Except as set forth on of the Disclosure Schedule, all of the Assets are located at the Leased Real Property.
Section 3.8 Insurance
. Section 3.8 of the Disclosure Schedule lists each insurance policy maintained by the Company, specifying as to each policy (i) the carrier, (ii) policy number, (iii) coverage limits and deductibles, (iv) expiration date, (v) the current annual premiums, (vi) type of coverage provided and (vii) whether such policy is claims or occurrence based. All of such insurance policies are in full force and effect, and the Company is in compliance with respect to its obligations under any such insurance policies. The Company has no self-insurance or co-insurance programs. The Company has not received: (a) any refusal of coverage or any notice that a defense will be afforded with reservation of rights; or (b) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the insurer of any policy is not willing or able to perform its obligations thereunder. All insurance policies to which the Company is a party or that provide coverage to the Company provide adequate insurance coverage for the Company for all risks normally insured against by a Person carrying on business in its industry, and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. To the Company's Knowledge, there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to entitle any insurer to terminate or cancel any such policies. Section 3.8 of the Disclosure Schedule also sets forth a list of all pending claims and the claims history for each Company during the past five years (including with respect to insurance obtained during such period but not currently maintained).
Section 3.9 Taxes.
(a) The Company has filed all Tax Returns that were required to be filed by it on or before the due date for such Tax Returns (taking into account any extensions thereof), and has timely paid all Taxes due and owing by the Company (whether or not shown on any Tax Return), other than Taxes accrued on the balance sheet in the ordinary course of business that are not yet due and payable or Taxes that are being contested in good faith by the Company. All such Tax Returns were correct and complete in all material respects and were prepared in substantial

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compliance with all applicable Laws and regulations. Except for Permitted Liens, there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.
(b) The Company has not been the subject of any audit or investigation by any Governmental Authority with respect to Taxes or Tax Returns for which the applicable statute of limitations has not expired. No waivers of statutes of limitation with respect to the Taxes or Tax Returns of the Company that are currently in effect have been given by or, to the Company's Knowledge, requested in writing from the Company. To the Company's Knowledge, no written claim has been made in the past three years by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(c) All Taxes required to be withheld by or on behalf of the Company in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person have been withheld, and have been paid to the proper Governmental Authorities or, in circumstances where such Taxes have not yet become due and payable, have been set aside in segregated accounts to be paid to the proper Governmental Authority.
(d) The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or any similar arrangement for the sharing of Tax liabilities or benefits (for the avoidance of doubt, excluding agreements not primarily related to Taxes). The Company has no liability for the Taxes of any third party under Treasury Regulation 1.1502-6, by Contract or as a transferee or successor.
(e) The Company does not have any liability for the Taxes of any other Person under any provision of Law, or as a transferee or successor.
(f) The Company has not distributed the capital stock of any corporation in a transaction purportedly satisfying the requirements of Section 355 of the Code, and none of the capital stock of the Company has been distributed in a transaction purportedly satisfying the requirements of Section 355 of the Code.
(g) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(h) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(i) The Company has not participated in any listed transactions (as defined under Section 6707A(c) of the Code). The Company has not consummated or participated in, or

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is currently participating in, any transaction that was or is a "tax shelter" transaction as defined in Section 6662 of the Code or the Treasury Regulations promulgated thereunder.
(j) The Company makes no representations regarding any Tax period ending after the Closing Date, other than the portion of any Straddle Period beginning before the Closing Date and ending on the Closing Date. Notwithstanding the foregoing sentence, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(i) Change in method of accounting for a taxable period ending on or prior to the Closing Date;
(ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date;
(iii) Intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law);
(iv) Installment sale or open transaction disposition made on or prior to the Closing Date;
(v) Prepaid amount received on or prior to the Closing Date;
(vi) election under Code Section 108(i) (or any corresponding or similar provision of federal, state, local or foreign income tax law);
(vii) use of an improper method of accounting for a Tax period (or portion thereof) prior to the Closing Date;
(viii) "Subpart F Income" (as defined in Code Section 952(a)) for amounts determined under Code Section 956 arising or generated during any Tax period (or portion thereof) prior to the Closing Date; or
(ix) Inclusion under Code Section 965(a) (or any corresponding or similar provision of federal, state, local, or foreign Tax Law) or any election under Code Section 965(h) (or any corresponding or similar provision of federal, state, local or foreign Tax Law).
Section 3.10 Conduct of Business
. Between the Balance Sheet Date and the date hereof, (a) there has not, to the Company's Knowledge, been a Material Adverse Effect, and (b) other than in connection with this Agreement and the other Transaction Documents, the Company has not:
(i) amended its Governing Documents;

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(ii) distributed to its stockholders any cash or other assets;
(iii) made any change in respect of its authorized capital stock or issued any equity interests in any class or purchased or redeemed any of its securities of any class;
(iv) sold, transferred, or exclusively licensed any of its assets, except for sales of inventory, dispositions of obsolete equipment and transfers of cash in payment of liabilities, all in the ordinary course of business;
(v) incurred, assumed or guaranteed any Indebtedness, other than in the ordinary course of business under existing revolving lines of credit;
(vi) loaned any money to any Person or guaranteed any loan to, or liability or obligation of, any Person, except for advances of expenses to employees in the ordinary course of business;
(vii) permitted any of its properties or assets used in the operation of the business of the Company to be subject to any Lien (other than Permitted Liens);
(viii) made any unsatisfied capital expenditure commitments in an aggregate amount that exceeds $50,000;
(ix) made any increase in the bonus, salary or other compensation of any officer or employee of the Company outside the ordinary course of business; or instituted or made any amendment to any employee benefit program with respect to the employees of the Company;
(x) entered into, amended or terminated any Material Contract;
(xi) entered into any Related Party Transaction;
(xii) settled or compromised any claim, other than settlements or compromises (A) involving solely money damages not over $50,000 in the aggregate or (B) those made in the ordinary course of business;
(xiii) made any material change to accounting policies except as required by Law or GAAP;
(xiv) written-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves;
(xv) granted any special conditions with respect to any accounts receivable other than in the ordinary course of business;
(xvi) failed to pay any account payable on a timely basis in the ordinary course of business in excess of $10,000;

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(xvii) canceled or waived any claims or rights in excess of $50,000;
(xviii) conducted its cash management customs and practices (including the collection of receivables and payment of payables) other than in the ordinary course of business;
(xix) acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions; or
(xx) agreed or committed to do the foregoing.
Section 3.11 Contracts
.
(a) Section 3.11 of the Disclosure Schedule lists the following Contracts (including all amendments thereto) to which the Company is a party or otherwise bound as of the Closing and which has not been fully performed by the parties thereto as of the Closing (other than indemnification, confidentiality or similar inchoate obligations) (each, a "Material Contract"):
(i) each collective bargaining agreement or other Contract with any labor union;
(ii) each agreement (A) for the employment or engagement of any officer, employee or other Person on a full-time, part-time, consulting, independent contractor or other basis, (B) that provides for the payment of any cash or other compensation or benefits as a result of the execution of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby or (C) that restricts the ability of the Company to terminate the employment of such Person or such agreement at any time for any lawful reason or for no reason without liability (including severance obligations);
(iii) each loan or credit agreements, promissory notes, bonds, debentures, security agreements, pledge agreements, mortgages, indentures, factoring agreements, guarantees, letters of credit, or similar financing arrangements regarding Indebtedness;
(iv) each Lease;
(v) each agreement or series of related agreements with customers or distributors involving or requiring aggregate payments to the Company over $50,000 in any 12-month period beginning on or after January 1, 2018, other than purchase orders, sales orders or other similar orders with no additional future purchase or sale requirements;

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(vi) each agreement or series of related agreements with suppliers and vendors for the purchase or sale of goods or services involving or requiring aggregate payments by the Company over $25,000 in any 12-month period beginning on or after January 1, 2018 which are not cancelable by such Company without penalty on thirty (30) days' or less notice, other than purchase orders, sales orders or other similar orders with no additional future purchase or sale requirements;
(vii) each Government Contract and Government Bid with a transaction value in excess of $25,000, other than purchase orders, sales orders or other similar orders with no additional future purchase or sale requirements;
(viii) each agreement regarding the acquisition or disposition of any assets or securities outside the ordinary course of business, or any equity or debt investment in or any material loan to any Person;
(ix) each agreement relating to capital expenditures or other purchases of equipment in excess of $10,000 individually, or $25,000 in the aggregate;
(x) each limited liability company agreement, partnership agreement, joint venture agreement and other similar Contract (however named) that involves sharing profits or losses by the Company with any other Person;
(xi) each Contract pursuant to which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property requiring payments in excess of $25,000 per annum;
(xii) each Contract that involves any take-or-pay or requirements arrangement other than in the ordinary course of business;
(xiii) each Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;
(xiv) each Contract or plan (including any equity incentive plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any capital stock or other equity interests of the Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such stock, other securities or options, warrants or other rights therefor;
(xv) each material Contract that (A) limits the freedom of the Company to compete in any line of business or with any Person or in any area (including any agreement that contains any non-competition or non-solicitation provision) or that would so limit the freedom of Purchaser or its Affiliates or the Company after the Closing, (B) contains exclusivity obligations or restrictions binding on the Company or (C) contains most favored nations provisions binding on the Company;
(xvi) each agreement granting a power of attorney or other similar grant of agency; and

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(xvii) all other agreements not described in subsections (i) through (xvi) above that involve consideration in excess of $25,000 on an annual basis that was not entered into in the ordinary course of business.
(b) All Material Contracts are in written form unless otherwise set forth in Section 3.11 of the Disclosure Schedule. Each Material Contract is in full force and effect, except to the extent such Material Contract may be affected by Enforceability Exceptions. The Company has performed the obligations currently required to be performed by it under each Material Contract in all material respects. There exists no event, occurrence, condition or act (other than the transactions contemplated by this Agreement) with respect to the Company or, to the Company's Knowledge, with respect to any other contracting party, which, with the giving of notice or the lapse of time, would reasonably be expected to result in (i) a material default or event of default under any Material Contract by the Company or (ii) any third party having the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract or to cancel, terminate or modify any Material Contract. The Company has not received any written notice regarding any outstanding violation or breach of, or default under any Material Contract.
(c) Complete and accurate copies of each Material Contract, together with all amendments and supplements thereto, have been made available to Purchaser prior to the date of this Agreement.
(d) Except as set forth on Section 3.11(d) of the Disclosure Schedule, the Company is not party to any Contract where the cost of completion of such Contract (excluding any costs related to indemnification, confidentiality or similar inchoate obligations) would reasonably be expected to exceed the balance of monies to be paid by a customer or other Person to the Company under such Contract.
(e) Each Government Contract that the Company is a party to and which has not been fully performed by the parties thereto as of the Closing (other than indemnification, confidentiality or similar inchoate obligations), other than purchase orders, sales orders or other similar orders with no additional future purchase or sale requirements, is listed on Section 3.11(e) of the Disclosure Schedule. Except as set forth on Section 3.11(e) of the Disclosure Schedule:
(i) With respect to each Government Contract listed on Section 3.11(e) of the Disclosure Schedule, (A) the Company has complied in all material respects with all terms and conditions and all applicable Laws, (B) neither the United States government nor any prime contractor or subcontractor thereof or other Person has notified the Company in writing that the Company has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any such Government Contract, (C) the Company has not received any written notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to any such Government Contract, (D) all Cost or Pricing Data (as defined in Federal Acquisition Regulation ("FAR") Section 15.401) and other information submitted by the Company or the Company's subcontractors, if any, in

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support of such Government Contract, or modification thereto, was, as of the date of price agreement or payment submission, current, accurate and complete in all material respects, (E) to the Company's Knowledge, as of the Closing, other than in the ordinary course of business, no cost incurred by the Company pertaining to any such Government Contract has been questioned or challenged, is the subject of any audit or investigation or has been disallowed by any Governmental Authority and (F) as of the Closing, other than in the ordinary course of business, no payments due to the Company pertaining to any such Government Contract has been withheld or set off, nor has any written claim been made to withhold or set off money, and the Company is entitled to all payments received to date with respect thereto.
(ii) (A) Neither the Company nor, to the Company's Knowledge, any officer, director or employee of the Company is, or since the Company's incorporation has been, under administrative, civil or criminal investigation, indictment or information by Governmental Authority or under any audit or investigation by the Company with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid, and (B) the Company has not made a voluntary disclosure with respect to any alleged irregularity, mischarging, misstatement, or omission arising under or related to any Government Contract or Government Bid that has led or would be reasonably likely to lead, either before or after the Closing Date, to any of the consequences set forth in clauses (A) or (B) above or any other damage, penalty assessment, recoupment or payment or disallowance of cost.
(iii) Neither the Company, nor to the Company's Knowledge, any officer, director or employee of the Company, has been suspended, proposed for debarment or debarred from participation in the award of any Government Contract or Government Bid with the United States government or any other Governmental Authority (excluding for this purpose ineligibility to bid on certain Government Contracts due to generally applicable bidding requirements). To the Company's Knowledge, there exist no facts or circumstances that would be reasonably likely to result in the institution of suspension or debarment Proceedings or the finding of non-responsibility or ineligibility on the part of the Company or any of its officers, consultants or stockholders.
Section 3.12 Permits
.
(a) Section 3.12(a) of the Disclosure Schedule lists all Permits or other similar rights owned or possessed by the Company or used in or required for the lawful operation of the business of the Company, other than Permits that are not material to the business of the Company. No other material Permit is required in the conduct of business by the Company, as currently conducted. The Company has materially complied and is in material compliance with the terms of its Permits. No Proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or, to the Company's Knowledge, threatened, and to the Company’s Actual Knowledge, no valid basis for any such Proceeding, including the transactions contemplated hereby, exists that would reasonably be expected to have a Material

143905334.14

Adverse Effect. No Proceeding has been taken or, to the Company's Knowledge, threatened in connection with the expiration, continuance or renewal of any such Permit.
(b) No consent, permit, approval or authorization of, or declaration to or filing with any Governmental Authority is required to be obtained by the Company or the Sellers pursuant to material Permits in connection with their respective execution, delivery and performance of this Agreement or the consummation of any other transaction contemplated hereby.
Section 3.13 Compliance with Laws
. Except with respect to Environmental Laws, which are discussed exclusively in Section 3.16, the Company is in material compliance with all applicable Laws. In the past three years, no notice, charge, claim, action or assertion has been received by the Company or been filed, commenced or, to the Company's Knowledge, threatened, against the Company alleging any violation of the foregoing, and the Company has not otherwise received written notice of any such violation.
Section 3.14 Proceedings and Orders
.
(a) There are no Proceedings pending or, to the Company's Knowledge, threatened against the Company, or any of its assets or properties or, to the Company's Knowledge, any of its directors, managers, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company).
(b) There are no Proceedings outstanding or pending or, to the Company's Knowledge, threatened against or affecting the Company or the Sellers at law or in equity, or before or by any Governmental Authority, that challenges the validity of this Agreement or that would adversely affect the Sellers' ability to consummate the transactions contemplated hereby.
(c) The Company does not have any Proceedings pending against any other Person as of the Closing.
(d) The Company is not party to, or otherwise bound by, any Order issued pursuant to any Proceeding. To the Company’s Actual Knowledge, there are no presently existing facts, circumstances, or events which, with notice or lapse of time, would reasonably be expected to result in imposition of any Order that would have a Material Adverse Effect.
Section 3.15 Real Property
.
(a) The Company does not own any real property. Section 3.15(a) of the Disclosure Schedule lists the addresses of all real property (together with all buildings and improvements located thereon) leased, subleased, or licensed or otherwise used by the Company

143905334.14

("Leased Real Property") and each Lease. The Company has made available to Purchaser true, correct and complete copies of the Leases listed on Section 3.15(a) of the Disclosure Schedule (as amended to date).
(b) The Company has a valid leasehold interest under each Lease, and each Lease is in full force and effect, except to the extent such Lease may be affected by Enforceability Exceptions. With respect to the Leased Real Property and each Lease, (i) the Company has not, and to the Company's Knowledge, no third party to the applicable Lease has, repudiated any provision thereof; (ii) the Company has not subleased, licensed or otherwise granted any Person or entity the right to use or occupy any Leased Real Property or any portion thereof; (iii) there are no Liens on the estate or interested created by, under or through any Lease, other than Permitted Liens; and (iv) the Company has not assigned, sublet, transferred conveyed, mortgaged, deeded in trust or in any manner encumbered any interest in any Leased Real Property or any Lease or any subleasehold listed on Section 3.15(a) of the Disclosure Schedule. All rents and additional rents payable by the Company as tenant under each Lease are current. The Company has been in peaceable possession and is not in material default under any Lease. No waiver, indulgence or postponement of the Company's obligations under any Lease has been granted by the lessor thereunder. To the Company's Knowledge, there exists no material default or event, occurrence, condition or act (other than the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or condition, which would reasonably be expected to give rise to a right of termination or any liability on the part of the Company.
Section 3.16 Environmental Matters
.
(a) The Company is and has been in compliance in all material respects with all applicable Environmental Laws and Environmental Permits.
(b) The Company has not (nor has any Person whose liability the Company has assumed, undertaken or become subject to) treated, stored, manufactured, transported, disposed, arranged for or permitted the disposal of any Hazardous Substance, exposed any Person to, or released any Hazardous Substance, or, to the Company’s Knowledge, owned or operated any facility or property (including the Leased Real Property) that is or has been contaminated by any such Hazardous Substance, in each case, which would reasonably be expected to give rise to any material liability pursuant to any Environmental Laws.
(c) The Company has not (nor has any Person whose liability the Company has assumed, undertaken or become subject to) received any written notice or claim alleging liability of the Company and there are no pending claims, or the Company's Knowledge, threatened claims against the Company with respect to the presence of Hazardous Substances in any product, item, property, building or other structure.
(d) The Company has not within the past three years received any written notice from any Governmental Authority regarding (i) any actual or alleged violation of any

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Environmental Laws or Environmental Permits or (ii) any investigatory, remedial, or corrective obligations relating to the Company arising under Environmental Laws.
(e) The Company has not retained or assumed, by contract or operation of Law, any material liabilities or obligations of third parties under Environmental Law.
(f) The Company has made available to Purchaser all material environmental, health or safety reports, audits, documents, or assessments in its possession or control relating to the Company or its facilities or operations, including, but not limited to, the Leased Real Property and any other real property formerly owned, leased, operated, or used.
Section 3.17 Intellectual Property
.
(a) Section 3.17(a) of the Disclosure Schedule lists: (i) each pending application for or each registered or issued patent, trademark or copyright from any Governmental Authority (specifying the jurisdiction in which such item has been issued, registered or filed and the applicable issuance, grant, registration or serial number(s) and related dates, as applicable, and any actions that must be taken within 90 days of the date of the Closing to preserve such item, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates), in each case, owned by the Company (collectively, "Registered IP") and (ii) any Proceedings pending or, to the Company's Knowledge, threatened in writing, before any court, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world other than ex parte prosecution proceedings or actions) to which the Company is a party and in which claims have been raised relating to the validity, enforceability, scope, ownership or infringement of any of the Registered IP. All Registered IP that is issued is subsisting and enforceable. To the Company's Knowledge, there are no facts, information or circumstances, including any information or facts that would constitute prior art (with respect to patents) or prior use (with respect to trademarks), that would render any of the issued Registered IP invalid or unenforceable or would render any pending application for any Registered IP non-registerable or unpatentable, as applicable, in each case other than prior art or prior use identified by the Company and disclosed to the relevant examining authority or identified by the relevant examining authority and disclosed to the Company in the course of prosecution of such applications.
(b) To the Company's Knowledge, the Company either owns, or is validly licensed or otherwise has the right to use, all material Intellectual Property as used in its business as presently conducted. All Intellectual Property owned by the Company is free and clear of all Liens other than Permitted Liens and non-exclusive licenses granted by the Company.
(c) The Company and, to the Company's Knowledge, each other Person that is a party to an Intellectual Property License is and has been in compliance in all respects with all terms of any such Intellectual Property License.

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(d) To the Company's Knowledge, the Company, is not infringing upon, or misappropriating, or otherwise violating, in each case, in any manner, the Intellectual Property rights of any Person. There are no Proceedings pending against the Company that allege that the Company is infringing, or misappropriating the Intellectual Property rights of any Person; and, the Company has not received any written notice threatening to initiate any such Proceeding in the past six years
. To the Company's Knowledge, no Person is misappropriating, infringing, diluting or otherwise violating the Intellectual Property owned by the Company.
(e) Section 3.17(e) of the Disclosure Schedule lists a description of any Software in which the Company has rights, whether as owner or licensee, including pursuant to agreements or arrangements described in such schedule, other than any Incidental Inbound License. The Company has not licensed, distributed or disclosed, and does not know of any distribution or disclosure by others (including its employees and contractors) of, any material source code owed by the Company to any Person, except to employees or contractors of the Company or pursuant to the agreements listed in Section 3.17(e) of the Disclosure Schedule, and the Company has taken reasonable physical and electronic security measures to prevent disclosure of such source code. To the Company's Knowledge, no event has occurred that (with or without notice, lapse of time or both) would reasonably be expected to, nor will the consummation of the transactions contemplated hereby, result in the disclosure or release of such source code to any Person.
(f) Section 3.17(f) of the Disclosure Schedule sets forth a true, correct and complete list of all Open Source Software or materials that the Company has embedded in any Company Products, and describes the manner in which such Open Source Software or materials have been utilized, including, without limitation, whether and how the Open Source Software or materials have been modified and/or distributed by the Company. The Company has not used Open Source Software or materials in a manner that requires that such Software or materials be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge or minimal charge. The Company has: (i) acquired all Trade Secrets and other confidential information by proper means; (ii) taken reasonable measures to protect and preserve confidentiality of all Trade Secrets owned or held by the Company; and (iii) only disclosed any such Trade Secrets pursuant to the terms of a written agreement that requires the Person receiving such Trade Secrets to reasonably protect and not disclose, and restrict use of, such Trade Secrets.
(g) All Intellectual Property owned or purported to be owned by the Company ("Company IP") was: (i) developed by the Company's founders prior to their employment by the Company and duly conveyed to the Company; (ii) developed by employees of Company working within the scope of their employment; (iii) developed by officers, independent contractors, or other third parties who have executed written instruments of assignment in favor of the Company; or (iv) acquired in connection with acquisitions
. Every current and former officer or employee of the Company that has been retained to develop any material Intellectual Property for the Company is a party to a written agreement with the

143905334.14

Company under which such person assigned to the Company all of his, her or its rights, title and interests in and to all Company IP developed or created by such person in the capacity of employment or engagement with the Company. To the extent that any Company IP has been developed or created independently or jointly by an independent contractor or other third party for the Company and is used in, for, or in connection with the Company's business as currently conducted, the Company has a written agreement with such independent contractor or third party pursuant to which it has thereby obtained ownership of all such independent contractor's or third party's rights in such work, material or invention by operation of law or valid assignment.
(h) Neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby results in the loss or impairment of the rights of the Company to own or use any of the Company IP.
(i) Within the past three years, there has been no data security breach of any computer systems or networks, or any loss or unauthorized access, use or disclosure of any personal information, owned, used, stored, received or controlled by or on behalf of the Company, in each case: (i) for which notification to individuals or Governmental Authorities is required under any information privacy and security Laws applicable to the Company or (ii) that would reasonably be expected to result in a Material Adverse Effect.
Section 3.18 Employee Benefits
.
(a) Section 3.18(a) of the Disclosure Schedule lists each Benefit Plan. The Company has made available to Purchaser, with respect to each Benefit Plan (to the extent applicable thereto) copies of (i) the current plan document (including all amendments thereto) or, if such Benefit Plan is not in writing, a written description of the material terms of such Benefit Plan; (ii) the most recent annual report (Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Benefit Plan; (iii) the most recent summary plan description, and all summaries of material modifications related thereto, distributed to participants in such Benefit Plan; (iv) the most recent determination, opinion or advisory letter issued by the IRS with respect to such Benefit Plan; (v) the current trust agreement, insurance contract, or other funding arrangement; and (vi) material nonroutine notices, letters, or other correspondence during that last three years to or from the IRS, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Authority.
(b) Each Benefit Plan has been maintained and administered in all material respects in accordance with its terms and in compliance with all applicable Laws. Except as would not reasonably be expected to result in a material liability to the Company: (i) all contributions, premiums and other payments due or required to have been paid by the Company to (or with respect to) any Benefit Plan have been timely paid; and (ii) neither the Company nor, to the Company's Knowledge, any other Person (A) has engaged in a nonexempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan, or (B) breached any fiduciary duty imposed upon it by ERISA with respect to any Benefit Plan.

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(c) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS or utilizes a prototype or volume submitter plan document that is the subject of a favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. To the Company's Knowledge, nothing has occurred that would reasonably be expected to cause the loss of qualification of any such Benefit Plan.
(d) Neither the Company nor any of its ERISA Affiliates has, at any time during the last six years, sponsored, maintained, contributed to or been required to contribute to: (i) an "employee pension benefit plan," as defined in Section 3(2) of ERISA, that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (ii) a "multiemployer plan," as defined in Section 3(37) of ERISA; (iii) a multiple employer plan, within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code; or (iv) a "multiple employer welfare arrangement," as defined in Section 3(40) of ERISA.
(e) None of the Benefit Plans provides life insurance or medical benefits to any current or former employee of the Company after his or her termination of employment or service, other than (i) as required by Law, including Section 4980B(f) of the Code, (ii) coverage through the end of the month of termination of employment or service and (iii) conversion rights at the sole expense of the converting individual.
(f) There are no actions, suits or claims (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings) pending or, to the Company's Knowledge, threatened with respect to (or against the assets of) any Benefit Plan. To the Company's Knowledge, no Benefit Plan is currently under investigation, audit or review by any Governmental Authority.
(g) To the extent applicable, the Company has complied in all material respects with the Patient Protection and Affordable Care Act, including the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as "minimum essential coverage" that is "affordable" and provides "minimum value" to "full-time employees" and their "dependents" (as those terms are defined in Section 4980H of the Code and the related Treasury Regulations) and the applicable information reporting requirements under Sections 6055 and 6056 of the Code. No event has occurred, and no condition or circumstances exist, that would reasonably be expected to subject the Company or any Benefit Plan to Taxes or other penalties under Sections 4980D or 4980H of the Code or any other provision of the Patient Protection and Affordable Care Act.
(h) Each Benefit Plan or other arrangement that is a "nonqualified deferred compensation plan" (as defined in Section 409A of the Code) has at all times been maintained and administered in material compliance with Section 409A of the Code, to the extent applicable thereto. The Company is not a party to, or otherwise obligated under, any Benefit Plan or other arrangement, that provides for a gross-up, make-whole or other additional payment with respect to any Taxes, including those imposed by Sections 409A and 4999 of the Code.

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(i) Except as set forth in Section 3.18(i) of the Disclosure Schedule or as required by this Agreement, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment from the Company; (ii) accelerate the time of payment, funding or vesting, or increase the amount, of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.
Section 3.19 Employee Relations
. Section 3.19 of the Disclosure Schedule sets forth each current employee of the Company, his or her name, position or job title, base salary or wages, bonus or other compensation earned in the year ended December 31, 2018 and his or her base wages or salary for 2019 on an annualized basis. As of the Closing, there is not any pending or, to the Company's Knowledge, threatened: (a) strike, slowdown, picketing, work stoppage or employee grievance process affecting the Company; (b) Proceeding against or affecting the Company or relating to the alleged material violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority; (c) union organizational activity or other labor or material employment dispute, strike or work stoppage against or affecting the Company; or (d) application for certification of a collective bargaining agent regarding the employees of the Company. With respect to the employees or contractors of the Company, the Company is in compliance in all material respects with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice. The Company has classified each individual who currently performs services for or on behalf of the Company as a contractor or employee in accordance with all Laws. The Company has on file a valid Form I-9 for each employee employed by it. All employees are (i) United States citizens or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, (iii) aliens who have valid, unexpired work authorization issued by the U. S. Department of Homeland Security or (iv) aliens who have been continually employed by the Company since November 6, 1986. With respect to its employees, the Company has not been the subject of an immigration compliance or employment visit from, nor has it been assessed any fine or penalty by, or been the subject of any Order of, the United States Department of Labor or the U. S. Department of Homeland Security.
Section 3.20 Related Party Transactions
. Except as set forth on Section 3.20 of the Disclosure Schedule, the Company has not entered into any agreement with any Related Party (excluding customary employment arrangements, rights to indemnification and Benefit Plans and excluding agreements related to any investment

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in the Company) and the Company is not owed and does not owe any amount from or to any Related Party (excluding employee compensation and other ordinary incidents of employment) (collectively, "Related Party Transactions").
Section 3.21 Brokers
. The Company has not engaged any Person entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser or the Company in connection with the transactions contemplated by this Agreement.
Section 3.22 Certain Business Practices.
(a) Neither the Company, nor to the Company's Knowledge, any of the Company's officers, directors, managers, or employees, in each case on behalf of the Company, has within the past three years offered, promised, authorized or made, directly or indirectly, any unlawful payments to any domestic or foreign governmental official, with the intent or purpose of: (i) influencing any act or decision of such official in his official capacity; (ii) inducing such official to do or omit to do any act in violation of the lawful duty of such official; or (iii) inducing such official to use his influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority; in any case in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person in violation of Law.
(b) Within the past three years, the Company is and has been in compliance in all material respects with all statutory and regulatory requirements of the laws implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC"), in each case to the extent OFAC applies to such entity. The Company is not party to any Contract and has not engaged in any transaction or other business with (i) any country subject to sanctions enforced by OFAC, including, the government or any of sub-division thereof, agents, representatives, or residents thereof, or any entity formed, based or resident therein (or any agent thereof) or (ii) any Person that is included, at the time of the relevant transaction, in the list of Specially Designated Nationals and Blocked Persons published by the United States Department of the Treasury or any other restricted entity or person, as may be promulgated by the United States government from time to time.
Section 3.23 Suppliers
. Section 3.23 of the Disclosure Schedule lists each supplier of the Company, for the year ended December 31, 2018, that was one of the 10 largest suppliers of good or services to the Company in the applicable period, based on amounts paid or payable (each, a "Significant Supplier"). As of the Closing, the Company does not have any outstanding material dispute concerning goods or services provided by any Significant Supplier. As of the Closing, the Company has not received written notice from any Significant Supplier that such supplier will not continue as a supplier to the Company after the Closing or that such supplier intends to terminate existing Contracts with the Company.

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Section 3.24 Customers
. Section 3.24 of the Disclosure Schedule lists each customer of the Company, for the year ended December 31, 2018, that was one of the 10 largest customers to the Company in the applicable period, based on revenue (each, a "Significant Customer"). As of the Closing, the Company does not have any outstanding material dispute concerning goods or services provided to any Significant Customer. As of the Closing, the Company has not received written notice from any Significant Customer that such customer will not continue as a customer to the Company after the Closing or that such Significant Customer intends to terminate existing Contracts with the Company. No customer has any re-stocking rights or similar rights to return any non-defective products to the Company for reimbursement or credit.
Section 3.25 Export Control Regulations
. Section 3.25 of the Disclosure Schedule contains a true and complete list of (a) all current and active import and export licenses issued by the United States government for the products imported or exported by the Company and for the procurement by the Company of materials related to the manufacture of its products; (b) a complete and current accounting of licensing exemptions used by the Company for products being imported or exported; and (c) all current export related agreements, including, but not limited to, technical assistance agreements, manufacturing license agreements, distribution and warehousing agreements with any non-U.S. entity for the manufacture of export-controlled designs or for the transfer of technical information between the Company and a non-U.S. Person. Section 3.25 of the Disclosure Schedule contains a true and complete list of all voluntary disclosures made, currently in process or proposed for submission to the U.S. Government by the Company with respect to import and export matters. No current or past violation of the regulations of the United States or of any foreign government as related to the import or export of the products of the Company has occurred. The Company has an Export Compliance Program that has been administered in such a manner so as to reasonably assure that the business of the Company has been conducted in compliance with the U.S. Government regulations regarding the export of commercial and defense related products and technology. The Company has not received any written communications within the past 12 months from any Governmental Authority, including without limitation, the Department of Commerce or Department of State, with respect to export control matters.
Section 3.26 Product Warranties
. Section 3.26 of the Disclosure Schedule sets forth a form of each standard product warranty relating to products produced by or sold by the Company or services performed by the Company which will be in effect on the Closing Date. To the Company's Knowledge, no defect exists in any design, materials, manufacture or otherwise in any products designed, manufactured, marketed or sold by the Company since the Company's incorporation that would reasonably be expected to give rise to any material claim. Except as provided in any of the standard warranties set forth on Section 3.26 of the Disclosure Schedule, the Company has not sold any products or services which are subject to an extended warranty beyond 12 months and which warranty has not yet expired.

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Section 3.27 Bank Accounts; Powers of Attorney
. Set forth on Section 3.27 of the Disclosure Schedule is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.
Section 3.28 Inventory
. Except as set forth on Section 3.28 of the Disclosure Schedule, (a) the inventory is in the physical possession of the Company and (b) none of the inventory has been pledged as collateral or otherwise is subject to any Lien (other than any Lien imposed as a matter of Law) or is held on consignment from others. The inventory was acquired or produced by the Company in the ordinary course of business. Except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or as reflected in a reserve for obsolete inventory reflected in the Financial Statements, the finished goods included in inventory are of a quality and quantity generally useable and salable by the Company in the ordinary course of business.
Section 3.29 Books and Records
. The books and records of the Company contain accurate records of all meetings of, and material action taken by (including action taken by written consent), the stockholders and directors of the Company. All of the records, systems, controls, data or information of the Company, recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including all means of access thereto and therefrom) are under the exclusive ownership and control of the Company.
Section 3.30 Accounts Receivable; Accounts Payable; Accrued Liabilities
.
(a) All of the accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business and are the valid and enforceable obligations of the obligor thereto, except to the extent enforcement may be affected by Enforceability Exceptions. To the Company’s Knowledge, none of the accounts receivable are uncollectible except for those that are adequately reserved for in the Interim Financial Statements. None of the accounts receivable of the Company is subject to any valid counterclaim or right of set-off.
(b) The accounts payable and accrued liabilities of the Company have arisen in bona fide transactions in the ordinary course of business. None of the accounts payable or accrued liabilities of the Company represent amounts alleged to be owed by the Company that the Company has disputed or as of the Closing determined to dispute or refuse to pay.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF the SELLERS
Except as set forth in the Disclosure Schedule, each Seller, severally, and not jointly with any other Seller, on behalf of such Seller only, represents and warrants to Purchaser as follows:
Section 4.1 Power and Authority
. Such Seller (except any Seller that is a natural person) has all requisite corporate, limited liability company or limited partnership power and authority, as applicable, to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party. The execution, delivery of, and the performance of its obligations under, this Agreement and the other Transaction Documents to which such Seller is or will be a party by such Seller and the consummation by such Seller of the transactions contemplated by this Agreement and the other Transaction Documents have been duly and validly approved by the board or directors, board of managers or similar entity of such Seller (except by any Seller who is a natural person). The approval of such Seller's requisite equityholders for such Seller (except any Seller that is a natural person) to execute this Agreement and the other Transaction Documents to which such Seller is a party or consummate the transactions contemplated by this Agreement has been duly given. No other approvals or actions are necessary on the part of such Seller to authorize the execution, delivery or performance of this Agreement or any other Transaction Document to which such Seller is or will be a party or the consummation by such Seller of the transactions contemplated herein and therein.
Section 4.2  Non-Contravention
. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party by such Seller, nor the consummation by it of the transactions contemplated herein and therein will (a) conflict with, result in a breach of, or constitute a default in any material respect, or result in an event creating rights of acceleration, termination, modification or cancellation, or a loss of rights under, any Contract or Law to which such Seller is a party or by which such Seller or such Seller's Shares are bound; and (b) result in the creation or imposition of any Lien (other than a Permitted Lien) upon such Seller's Shares.
Section 4.3 Title to Shares
. Such Seller holds beneficially and of record the Shares next to such Seller's name on Section 3.5(a) of the Disclosure Schedule, free and clear of all Liens or restrictions on transfer (other than restrictions under applicable securities Laws and the Company's Governing Documents (none of which shall limit such Seller's ability to consummate the transactions contemplated by this Agreement)), other than Permitted Liens. Such Seller has not granted a power of attorney or proxy to any Person with respect to any of its, his, or her Shares. Except as set forth on Section 4.3 of the Disclosure Schedule, such Seller is not a party to any stockholder agreement, operating agreement, voting trust, pledge agreement, proxy, or any other agreements relating to the Shares.
Section 4.4 Enforceability

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. This Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other Persons party thereto), except to the extent enforcement may be affected by Enforceability Exceptions. At the Closing, the Transaction Documents to be executed and delivered by such Seller will constitute valid and binding obligations of such Seller, enforceable in accordance with their terms (assuming that this Agreement has been, and the Transaction Documents to which such Seller is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), except to the extent enforcement may be affected by Enforceability Exceptions.
Section 4.5 Brokers
. Neither such Seller nor any of its Affiliates has engaged any Person entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from such Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 4.6 Litigation
. There are no Proceedings pending against, or, to the knowledge of such Seller, threatened against or affecting, such Seller before any court or arbitrator or any Governmental Authority which challenge or seek to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any other Transaction Document.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to the Company and each Seller as follows:
Section 5.1 Organization, Existence and Good Standing
. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation.
Section 5.2 Power and Authority
. Purchaser has all corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party. The execution and delivery of, and the performance of its obligations under, this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by Purchaser of the transactions contemplated in this Agreement and the other Transaction Documents have been duly and validly approved by the board of directors of Purchaser. The approval of Purchaser's equityholders for Purchaser to execute this Agreement and the other Transaction Documents to which Purchaser is a party or consummate the transactions contemplated by this Agreement is either not required or has been duly given. No other approvals or actions are necessary on the part of Purchaser or Purchaser's equityholders to

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authorize the execution, delivery and performance of this Agreement or any other Transaction Document to which Purchaser is or will be a party or the consummation by Purchaser of the transactions contemplated herein and therein.
Section 5.3 Enforceability
. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (assuming that this Agreement has been, and the Transaction Documents to which Purchaser is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), except to the extent enforcement may be affected by Enforceability Exceptions. At the Closing, the Transaction Documents to be executed and delivered by Purchaser will constitute valid and binding obligations of Purchaser, enforceable in accordance with their terms (assuming that this Agreement has been, and the Transaction Documents to which Purchaser is a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), except to the extent enforcement may be affected by Enforceability Exceptions.
Section 5.4 Consents; Non-contravention
. Except for filings that would not be material to Purchaser, Purchaser is not required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with its execution and delivery of this Agreement and the other Transaction Documents or the consummation by it of the transactions contemplated herein and therein, except for any such notice, filing, authorization, consent, Order or approval as would not have an adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser, nor the consummation by it of the transactions contemplated herein and therein: (a) will violate any provision of the Governing Documents of Purchaser or (b) will violate any Law or Order to which Purchaser or any of Purchaser's assets or businesses is subject or otherwise bound.
Section 5.5 Brokers
. Neither Purchaser nor any of its Affiliates has engaged any Person entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 5.6 Availability of Funds
. Purchaser has and will maintain sufficient cash or existing borrowing capacity under committed borrowing facilities in immediately available funds to enable Purchaser to timely perform its obligations, including to: (a) pay in full all amounts payable by Purchaser under Section 2.3; (b) pay in full any obligation of the Company that may become due as a result of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby; (c) pay in full all fees, costs and expenses payable by Purchaser in connection with this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby; and (d) provide for the working capital needs of

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the Company following the consummation of the transactions contemplated hereby and by the other Transaction Documents.
Section 5.7 Litigation
. There are no Proceedings pending against, or, to the knowledge of Purchaser, threatened against or affecting, Purchaser before any court or arbitrator or any Governmental Authority which challenge or seek to prevent, enjoin, alter or delay the transactions contemplated by this Agreement or any other Transaction Document.
Section 5.8 WARN Act
. Purchaser has no present plan or intention to carry out, after the Closing, any mass layoff of employees of the Company that, in each case, would require notification under or violate the United States Worker Adjustment and Retraining Notification Act or any similar state or local Law requiring notice to employees.
ARTICLE VI
COVENANTS OF the SELLERs
Section 6.1 Non-Competition and Non-Solicitation.
(a) Effective as of the Closing Date, no Seller nor any Affiliate of a Seller shall, directly or indirectly, as a principal, employee, partner, owner, member, officer, director, agent, consultant or otherwise:
(i) With respect to a Principal Seller, for a period of 60 consecutive months from and after the Closing Date, or, with respect to a Non-Principal Seller, for a period of 24 months consecutive months from and after the Closing Date, participate or engage in, own or have any interest in, provide financial resources to, or assist in any way or capacity any Person that is engaged in any business that is competitive with the Business of the Company anywhere in the Territory; provided, however, that nothing in this Agreement shall prohibit a Seller or a Seller's Affiliates from (A) solely providing services for or on behalf of a distinct department, division or other business unit of a business that is competitive with the Business of the Company where (1) such department, division or business unit does not engage in any activity that is competitive with the Business of the Company and (2) such services do not include any activity that is competitive with the Business of the Company; (B) providing services for any government agency, college, university, or other non-profit research organization; (C) being a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation which is publicly traded on a stock exchange, so long as such Seller or Affiliate does not have any active participation in the business of such entity; (D) owning a passive equity interest in a private debt or equity investment fund that may invest in any business that is competitive with the Business of the Company in which such Seller or Affiliate does not have the ability to control or exercise any managerial influence over such fund; or (E) providing services for a venture capital or private equity fund that has portfolio companies that engage in any business that is competitive with the Business of the Company, so long as such Seller or

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Affiliate does not actively participate in the relationship between such fund and the portfolio companies that engage in the business that is competitive with the Business of the Company; provided that, in the case of foregoing clauses (A) - (E), such Seller or Affiliate does not consult with, provide information to, advise, or otherwise assist any business that is competitive with the Business with respect to activity that is competitive with the Business of the Company;
(ii) With respect to a Principal Seller, for a period of 60 consecutive months from and after the Closing Date, or, with respect to a Non-Principal Seller, for a period of 24 months consecutive months from and after the Closing Date, (A) contact, solicit or do business with any Person that is or at any time within the 12 month period immediately prior to the Closing Date was a customer of the Company for the purpose of providing products, services or business competitive to the Business of the Company to any such Person, or (B) request or advise any customer of the Company to withdraw, curtail or cancel any business that is placed with the Company with respect to the Business or make any disparaging remarks about the Company, its employees or officers, or its services, practices or conduct, to any such customer of the Company with respect to the Business;
(iii) For a period of 24 consecutive months from and after the Closing Date, solicit, encourage to leave employment or hire any officer, manager or employee of the Company or any person who at the time of such solicitation, encouragement or hiring had been an officer, manager or employee of the Company within the previous six months; provided, however, that nothing in this Agreement shall prohibit a Seller or a Seller's Affiliates from (A) hiring any such Person who responds to any general, public advertisement placed by such Seller or Affiliate, or (B) soliciting or hiring any such Person who has been terminated by Purchaser, the Company or their respective Affiliates prior to commencement of employment discussions between such Seller or Affiliate and such employee;
(iv) At any time and for so long as such information constitutes a Trade Secret, use or disclose to anyone, except at the request of the Company, Purchaser or their subsidiaries, any information concerning the Company, Purchaser or their subsidiaries that may constitute a Trade Secret;
(v) For a period of 60 consecutive months from and after the Closing Date, and to the extent to which such matters do not constitute a Trade Secret under Section 6.1(a)(iv) above, in which case they will be subject to protection as set forth in such paragraph, use or disclose to anyone, except at the request of the Company, Purchaser or their respective subsidiaries, any Confidential Information; provided, however, that the Sellers or their respective Affiliates may disclose or use any Confidential Information that (i) becomes generally available to the public other than as result of an unauthorized disclosure by the Sellers or their respective Affiliates; (ii) becomes available to the Sellers or their respective Affiliates on a non-confidential basis from a third party, provided that such third-party source is not known or reasonably believed by the Sellers or their respective Affiliates to be bound by a confidentiality agreement or other obligations of secrecy, (iii) may be required in any report, statement or testimony required to be submitted to any Governmental Authority having or claiming to have jurisdiction over it, or as may be otherwise required by applicable Law, or as may be required in

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response to any summons or subpoena or in connection with any litigation; provided further, that in the case of the foregoing clause (iii), if the Sellers or any of their respective Affiliates intend to disclose Confidential Information they will promptly notify the Company and Purchaser and, to the extent allowed by Law, provide the Company and/or Purchaser a reasonable opportunity to prevent public disclosure of such information; and
(vi) For a period of 60 consecutive months from and after the Closing Date, except as required by applicable Law, or compelled by process of law, make any derogatory, disparaging or critical statement about the Company, Purchaser or their subsidiaries or Affiliates, or their directors, employees, officers, agents, advisors or other representatives.
(b) Acknowledgment. Each Seller acknowledges and agrees that: (i) Confidential Information of the Company, Purchaser or their subsidiaries described in Section 6.1(a)(iv) and Section 6.1(a)(v) have been established and maintained at great expense and have been protected as Confidential Information and Trade Secrets, and that it is the Company's, Purchaser's and their respective subsidiaries' belief that they will be of great value to the Company, Purchaser and/or their respective subsidiaries following the Closing Date; and (ii) the Company, Purchaser and/or their respective subsidiaries would suffer great loss and injury if such Seller were to disclose this information or use it in any way to the detriment of the Company, Purchaser and/or their respective subsidiaries.
(c) Enforceability. Each Seller acknowledges and agrees that the covenants and agreements set forth in this Section 6.1 were a material inducement to Purchaser to enter into this Agreement and to perform its obligations hereunder, and that the Company, Purchaser and/or their respective subsidiaries may be irreparably damaged and would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties if a Seller breached the provisions of this Section 6.1. Each Seller has consulted with legal counsel regarding the covenants set forth in this Section 6.1 and, based on such consultation, has determined and hereby acknowledges that such covenants are reasonable in terms of duration, scope and area of restrictions and are necessary to protect the goodwill of the Company, Purchaser and their respective subsidiaries and the substantial investment in the Company made by Purchaser hereunder. Each Seller further acknowledges and agrees that (i) the benefits to him, her or it of the transactions contemplated by this Agreement are sufficient consideration to support his agreements set forth in this Section 6.1, and (ii) the agreements set forth in this Section 6.1 are being entered into in connection with the sale of the Company pursuant to this Agreement.
(d) Remedies. In the event of any breach of the covenants set forth in this Section 6.1, each Seller agrees that the harm to Purchaser, the Company and/or their respective subsidiaries will be irreparable and without adequate remedy at Law and therefore that injunctive relief with respect thereto will be appropriate in addition to any other legal remedies available. In the event that a court of competent jurisdiction determines, in an action brought by or on behalf of Purchaser, the Company and/or their respective subsidiaries, that any of the foregoing provisions are unenforceable as stated, the Parties intend that such restrictions be modified to permit the maximum enforceable restriction. In the event of any breach by a Seller of the covenants set forth in this Section 6.1, Purchaser, the Company and/or their respective

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subsidiaries shall be entitled to recover from such Seller reasonable and documented out-of-pocket attorney fees and expenses relating to the enforcement of the covenants set forth in this Section 6.1.
Section 6.2 Release
. Each Seller, on behalf of himself, herself or itself and each of his, her or its beneficiaries, successors, assigns, entities controlled by him, her or it and all Persons claiming by, through or under such Seller (each, a "Related Person"), severally and not jointly, irrevocably releases and forever discharges the Company, Purchaser and each of their respective predecessors, successors and assigns, Affiliates, direct and indirect parent companies and all of their respective shareholders, members, directors, officers, managers, employees, agents and representatives, past or present ("Released Parties"), from all claims, liabilities, obligations, demands, actions or causes of action, arbitrations, audits, hearings, investigations, litigation, suits (whether civil or criminal, administrative, investigative or otherwise), orders, Contracts, agreements, payments and debts whatsoever, whether known or unknown, suspected or unsuspected, contingent or otherwise, both at law and in equity, of any kind, character or nature whatsoever which a Seller or a Seller's Related Persons had, now have or, to the extent arising from or in connection with any action taken, omission or state of facts existing on or prior to the Closing, may have against any of the Released Parties, other than (a) if such Seller or a Seller's Related Party is an employee, officer or director of the Company, any rights with respect to accrued but unpaid salary, bonuses, reimbursement of business expense, or other compensation or benefits otherwise due to such Seller or Seller's Related Person in such employment capacity, (b) any rights available to such Seller under this Agreement, the Escrow Agreement or any other Transaction Document entered into by such Seller in connection with the Closing, (c) any obligation of Purchaser or the Company pursuant to any Transaction Document, (d) rights that may not be released as a matter of Law and (e) if such Seller or a Seller's Related Party served as an officer or director of the Company, any rights with respect to indemnification or advancement of expense obligations under any of the Company's Governing Documents, any applicable Law or any indemnification agreement with the Company (provided that a true and correct copy of any such indemnification agreement has been made available to Purchaser prior to the date hereof) or any rights and coverage under any directors and officers, fiduciary or employment practices liability insurance policies maintained by the Company.
ARTICLE VII
COVENANTS OF PURCHASER
Section 7.1 Confidentiality Agreement
. The provisions of that certain Non-Disclosure Agreement, dated as of March 8, 2019, between the Company and Purchaser (the "Confidentiality Agreement"), are hereby terminated effective as of the Closing.
Section 7.2 Transfer of Permits

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. If any Permit held by the Company must be reissued to any Person to operate its business following the Closing because of the transactions contemplated by this Agreement or any other Transaction Document, then Purchaser will use reasonable efforts (and the Company will reasonably cooperate with Purchaser) to obtain such Permit; provided that the Company will not have to make any payment to any third party regarding Purchaser's efforts to obtain any Permit unless Purchaser pays or reimburses the Company for any such payment.
Section 7.3 Release
.
(a) For a period of at least six years after the Closing Date, Purchaser will cause the Company to maintain on terms no less favorable than the current terms, and to honor in accordance with such terms, the Governing Documents of the Company as in effect on the date hereof regarding exculpation of directors, it being the intent of the Parties that each present and former director will continue to be entitled to such exculpation to the fullest extent permitted under Law. This Section 7.3(a) is (i) intended to benefit, and will be enforceable by, each Person entitled to exculpation under this Section 7.3(a) and each such Person's heirs, legatees, representatives, successors and assigns (and the Parties expressly agree that such Persons will be third-party beneficiaries of this Section 7.3(a)), (ii) will survive the consummation of a transaction involving the merger, consolidation or other reorganization of the Company and continue in full force and effect and binding against the survivor of any such transaction or successor to the Company and (iii) in addition to, and not in substitution for, any other rights to exculpation or indemnification that any such Person may have by Contract or otherwise.
(b) Effective upon the Closing, each of Purchaser, and the Company, on behalf of itself and its past, present or future successors, assigns, employees, agents, equityholders, partners, Affiliates and representatives (including their past, present or future officers and directors) (collectively, the "Releasors") hereby irrevocably and unconditionally releases, waives, acquits and forever discharges each Seller, its Affiliates, each Company Indemnitee, and each of such Persons' respective advisors, agents, lenders, partners, directors, officers, managers, employees and representatives, and any successors, assigns, heirs, or personal representatives of the foregoing (each, a "Releasee"), at or prior to the Closing, of and from any and all actions, suits, claims, causes of action, damages, accounts, liabilities and obligations (including attorneys' fees) held by any Releasor (except for, in each instance, claims of Fraud), whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, to the extent arising out of or relating to such Releasee's (i) actions or omissions in his, her or its capacities as officers, directors or managers of the Company, (ii) direct or indirect ownership of any equity or debt of the Company, service as a director, manager, or officer of the Company or (iii) other direct or indirect relationship with the Company prior to the Closing.
(c) In the event Purchaser, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or at least a majority of its properties and assets to any Person, then, and in either such case, proper provision

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will be made so that the successors and assigns of Purchaser or the Company, as the case may be, will assume all of the obligations set forth in Section 7.3.
Section 7.4 Labor Matters
.
(a) As of the Closing Date, and for a period of at least 12 months thereafter, Purchaser will provide, or will cause the Company (or one of Purchaser's other Subsidiaries or Affiliates) to provide, each employee of the Company as of the Closing (each, a "Company Employee") with (i) an annual base salary or an hourly wage rate that is not less than that provided to such Company Employee by the Company immediately prior to the Closing, (ii) bonus and incentive compensation opportunities (excluding any equity-based compensation) that are not less favorable than those provided to such Company Employee by the Company immediately prior to the Closing, and (iii) employee benefits that in the aggregate are not less favorable than those provided to such Company Employee by the Company immediately prior to the Closing.
(b) Purchaser and its Subsidiaries and Affiliates (including, after the Closing, the Company) will treat, and will cause each Benefit Plan and each other benefit plan, program, practice, policy and arrangement sponsored or maintained by Purchaser or any of its Subsidiaries or Affiliates (including, after the Closing, the Company) following the Closing and in which any Company Employee (or the spouse, domestic partner or dependent of any Company Employee) participates or is eligible to participate (each, a "Purchaser Plan") to treat, for all purposes (including determining eligibility to participate, vesting, benefit accrual and level of benefits, but not for purposes of determining benefit accruals under any "defined benefit plan," as defined in Section 3(35) of ERISA), all service with the Company and Affiliates (or predecessor employers if the Company or any of its Affiliates or any Benefit Plan provides past service credit) as service with Purchaser and its Subsidiaries and Affiliates; provided, however, that such service need not be counted to the extent it would result in duplication of benefits.
(c) Purchaser and its Subsidiaries and Affiliates (including, after the Closing, the Company) will use commercially reasonable efforts to cause each Purchaser Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations regarding the Company Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not included under the corresponding Benefit Plan, and (ii) to recognize for each Company Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Purchaser Plan any deductible, co-payment and out-of-pocket expenses paid by such Company Employee and his or her spouse, domestic partner and dependents under the corresponding Benefit Plan during the plan year of such Benefit Plan in which occurs the later of the Closing Date and the date on which such Company Employee begins participating in such Purchaser Plan.

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(d) Nothing in this Section 7.4, (i) is intended to, or will be construed to, confer upon any Company Employee or any other Person other than the Parties to this Agreement any rights or remedies hereunder, including the right to continued employment; or (ii) will establish, amend or be deemed to establish or amend any Benefit Plan or any other benefit plan, program, policy or arrangement of Purchaser or any of its Subsidiaries or Affiliates (including, after the Closing, the Company) or will limit the rights of Purchaser, any Subsidiary or Affiliate of Purchaser, or the Company to establish, amend or terminate any Benefit Plan or any other benefit plan, program, policy or arrangement, whether before or after Closing, in the case of each of clause (i) and (ii), except to the extent required to satisfy Purchaser's obligations under this Section 7.4.
Section 7.5 Independent Investigation
. Purchaser agrees that it (a) has made its own independent review and investigations into and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company, (b) has been provided with adequate access to such information, documents and other materials relating to the Company and its businesses and operations as it has deemed necessary to enable it to form such independent judgment, (c) has had such time as it deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (d) has been provided an opportunity to ask questions of the Company regarding such information, documents and other materials and has received satisfactory answers to such questions. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties of the Company in ARTICLE III and each Seller in ARTICLE IV, and Purchaser acknowledges that, except for the representations and warranties in ARTICLE III and ARTICLE IV, (i) none of the Sellers, the Company or any of their respective directors, officers, employees, Affiliates, equityholders, agents or representatives makes or has made any representation or warranty, either express or implied, including any implied warranty of merchantability or suitability or fitness for any particular purpose, including any forward-looking statements, (A) as to the accuracy or completeness of the information provided or provided to Purchaser or any of its directors, officers, employees, equityholders, agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (B) regarding any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore or hereafter delivered to or provided to Purchaser or any of its respective directors, officers, employees, equityholders, agents, representatives, lenders or Affiliates, and (ii) it has not been induced by or relied upon any representation, warranty, inducement, promise or other statement, express or implied, made by the Sellers, the Company or any of their respective directors, officers, employees, Affiliates, equityholders, agents or representatives or any other Person (any representation, warranty, inducement, promise or other statement, express or implied, referenced in the foregoing clauses (i) and (ii), an "Extra-Contractual Statement").
Section 7.6 Contact with Business Relations.

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Purchaser acknowledges that it is not authorized to, and agrees that it will not, and it will not permit any of its representatives or Affiliates to, contact any customer, supplier, vendor, distributor, referral source, lessee, lessor, equityholder, lender, noteholder or other material business relation of the Company before the Closing with respect to the Company, its businesses or the transactions contemplated by this Agreement, in each case, without receiving the prior written consent of the Company before each such contact (which consent will not be unreasonably withheld, conditioned or delayed).
ARTICLE VIII
JOINT COVENANTS
Section 8.1 Inspection of Records
. From the Closing until the date that is seven years after the Closing Date, Purchaser will cause the Company to make its books and records (including work papers in the possession of its accountants) available for inspection (and permit extracts or copies thereof to be made) by the Sellers or by their representatives for reasonable purposes (such as tax, accounting and legal services) at all reasonable times during normal business hours, regarding all periods before or relating to the Closing, and the historical financial condition, assets, liabilities and operations of the Company.
Section 8.2 Further Assurances
. After the Closing, the Parties will execute such further documents, and perform such further acts, as may be necessary or reasonably required to transfer and convey the Shares to Purchaser, on the terms set forth herein, and to otherwise comply with this Agreement and consummate the transactions contemplated by this Agreement.
ARTICLE IX
TAX MATTERS
Section 9.1 Preparation and Filing of Tax Returns
.
(a) Purchaser will prepare, or cause to be prepared, in a manner consistent with the past practices of the Company without a change of any election or any accounting method all Tax Returns of the Company for Pre-Closing Tax Periods and Straddle Periods filed after the Closing Date. To the extent any such Tax Return reflects a Tax refund or overpayment to which the Common Sellers are entitled pursuant to Section 9.2, Purchaser will permit Sellers' Representative to review and comment on such Tax Return prior to filing, and Purchaser will not file, or cause or permit to be filed, any such Tax Return without the written consent of Sellers' Representative, which shall not be unreasonably withheld, conditioned or delayed. To the extent any Tax Return of the Company for a Pre-Closing Tax Period or Straddle Period reflects a Tax refund or overpayment to which the Sellers are entitled pursuant to Section 9.2, Purchaser will

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not amend, or cause or permit to be amended, any such Tax Return without the written consent of Sellers' Representative, which shall not be unreasonably withheld, conditioned or delayed.
(b) Notwithstanding anything in this Agreement to the contrary, any Transaction Tax Deductions will, to the maximum extent permitted by Law, be reflected on the Tax Returns of the Company for Pre-Closing Tax Periods or the pre-Closing portion of Straddle Periods.
(c) The Parties will take such actions permitted by Law as are necessary to cause the Closing Date to be treated as the last day of the Company's Tax year. In the case of a Straddle Period: (i) the amount of ad valorem, property, or other Taxes of Company imposed on a periodic basis that relate to the portion of such Straddle Period through the end of the Closing Date will be deemed to be the total amount of such Taxes for the Straddle Period multiplied by a fraction, (A) the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and (B) the denominator of which is the total number of days in such Straddle Period; and (ii) the amount of all other Taxes of Company for the portion of such Straddle Period through the end of the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date.
Section 9.2 Reserved
.
Section 9.3 Reserved
.
Section 9.4 Transfer Taxes
. Purchaser will assume liability for and pay all sales, use, transfer, real property transfer, documentary, recording, gains, equity transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereto (collectively, "Transfer Taxes"), arising out of or in connection with the transactions effected under this Agreement. Purchaser will timely file or cause to be filed all necessary documentation and Tax Returns regarding such Transfer Taxes.
Section 9.5 Cooperation
. Purchaser, the Company, Sellers' Representative and the Sellers will cooperate reasonably as and to the extent reasonably requested by any other Party, in connection with filing any Tax Return or claim for refund and any Proceeding regarding Taxes or Tax Returns of the Company. Such cooperation will include the retention and (upon any other Party's request) the provision of records and information reasonably relevant to any such Tax Return or Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

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ARTICLE X
ADDITIONAL MATTERS
Section 10.1 Limitation on Warranties; No Reliance
. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III AND ARTICLE IV, PURCHASER IS ACQUIRING THE COMPANY AND ITS ASSETS AND THE SHARES ON AN "AS IS, WHERE IS" BASIS. PURCHASER REPRESENTS, WARRANTS, AND ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III AND ARTICLE IV, NONE OF ANY SELLER OR THE COMPANY HAS MADE, AND EACH SELLER AND THE COMPANY HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND EACH OF PURCHASER AND ITS AFFILIATES HEREBY EXPRESSLY WAIVES AND IS NOT RELYING ON, ANY EXTRA-CONTRACTUAL STATEMENT (INCLUDING ANY EXPRESS OR IMPLIED WARRANTY RELATING TO THE SHARES OR ANY ASSET (TANGIBLE, INTANGIBLE OR MIXED) OF THE COMPANY, INCLUDING IMPLIED WARRANTIES OF FITNESS, NON-INFRINGEMENT, MERCHANTABILITY OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE), AND EACH OF PURCHASER AND ITS AFFILIATES HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY EXTRA-CONTRACTUAL STATEMENT HERETOFORE FURNISHED OR MADE AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES OR AFFILIATES BY OR ON BEHALF OF ANY SELLER OR THE COMPANY (IT BEING INTENDED THAT NO SUCH PRIOR EXTRA-CONTRACTUAL STATEMENT WILL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT).
Section 10.2 No Survival of Representations, Warranties, and Pre-Closing Covenants; Sole Recourse; Limitation on Claims; No Reliance
.
(a) None of the representations, warranties, covenants, or agreements contained in this Agreement or in any certificate delivered pursuant hereto (other than the covenants and agreements that by their terms are expressly required to be performed after the Closing ("Surviving Covenants")) will survive the Closing, and the Surviving Covenants will survive the Closing only in accordance with the terms thereof, and thereafter there will be no liability on the part of, nor will any claim be made by, any Party or any of their respective Affiliates in respect thereof, and, after the Closing, there will be no liability on the part of, nor will any claim be made by, any Party or any of their respective Affiliates in respect of any covenant or agreement to be performed prior to the Closing (other than in accordance with the terms of the Surviving Covenants). It is the express intent of the Parties that the survival of the representations and warranties in this Agreement and any other purported representation or warranty (and the associated right to bring a claim for a breach of such representations and warranties) is shorter than the statute of limitations that would otherwise have been applicable to

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such representations or warranties, and, by contract, the applicable statute of limitations with respect to such representation or warranty (and the associated right to bring a claim for a breach of such representations and warranties) are hereby reduced so they end at the Closing, as provided in this Section 10.2. The terms of this Agreement (including the specific representations and warranties set forth herein and the non-survivability of such representations and warranties) were specifically bargained-for among the Parties and were taken into account by the Parties in arriving at the Purchase Price. Each of the Parties acknowledges this Agreement results from arm's-length negotiations among the Parties and embodies the justifiable expectations of sophisticated parties derived from arm's-length negotiations; Purchaser and Sellers specifically acknowledge that neither Purchaser nor Sellers have any special relationship with the other Party that would justify any expectation beyond that of an ordinary buyer and ordinary sellers in an arm's-length transaction, and there are no grounds for the tolling of any applicable statute of limitations. For the avoidance of doubt, this Section 10.2(a) will not prohibit Purchaser from obtaining any remedies Purchaser may have against any insurer under the R&W Insurance Policy. Purchaser will not consent to or otherwise permit the amendment or waiver of any provision of the R&W Insurance Policy relating to the protection of Sellers from subrogation (including Section VIII.C. of the R&W Insurance Policy) without the prior written consent of the Sellers.
(b) The Parties agree that the sole and exclusive remedy for any claims for any inaccuracy or breach of any representation or warranty of the Company or any Seller in this Agreement will be to recover from the R&W Insurance Policy, and neither Purchaser nor any Affiliate of Purchaser will be entitled to any remedy from the Company or any Seller for any inaccuracy or breach of any representation or warranty of the Company or any Seller in this Agreement or any other claim or cause of action arising under or related to this Agreement, except for claims by Purchaser against the Company for Fraud of the Company or a Seller for Fraud of such Seller and the remedies for such Fraud (as such claims and remedies have been excluded to the maximum extent permitted by Law under this Agreement).
(c) All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out of or because of, be connected with, or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the Persons expressly identified as Parties (the "Contracting Parties"). No Person who is not a Contracting Party, including any past, present or future director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate, agent, attorney or representative of any Contracting Party, or any director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate, agent, attorney or representative of the foregoing (the "Nonparty Affiliates") will have any liability (whether in contract, tort, equity, strict liability or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Contracting Party set forth or contained in this Agreement or in any exhibit or schedule hereto or any certificate delivered hereunder based upon, arising under, out of, in connection

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with, or related to this Agreement (including its negotiation, execution, performance or breach) or for any claims or causes of action based on, in respect of, or because of the sale and purchase of the Shares (including any non-disclosure or misrepresentations made by any such Nonparty Affiliates) or any other transactions contemplated hereby; and, to the maximum extent permitted by Law, each Contracting Party waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party waives and releases (and will cause its respective Affiliates to waive and release) any rights, claims, demands or causes of action that may otherwise be available in law or equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of contract, tort, strict liability, equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.
Section 10.3 Specific Reliance
. The Parties have specifically relied upon this ARTICLE X, together with the provisions of Section 11.4, in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth herein.
Section 10.4 Disclosure Schedule
. All representations and warranties of the Company and the Sellers in this Agreement or any other Transaction Document are made subject to and modified by the exceptions noted in the schedules delivered by the Company to Purchaser concurrently herewith and identified as the "Disclosure Schedule". A fact or matter, disclosed in a Section or a subsection of the Disclosure Schedule shall be deemed to be disclosed with respect to each other Section or subsection where such disclosure is appropriate to the extent that it is reasonably apparent from reading such Section of the Disclosure Schedule that such disclosure is applicable to such other Section or subsections. Information reflected in the Disclosure Schedule is not necessarily limited to matters required hereby to be reflected in the Disclosure Schedule. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information will not be deemed to constitute an acknowledgment that such information is required to be disclosed, and disclosure of such information will not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Disclosure Schedule will not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of the Company.
ARTICLE XI
MISCELLANEOUS

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Section 11.1 Transaction Expenses
. Except as otherwise provided herein, each Party will bear all fees and expenses incurred by such Party in connection with, relating to, or arising out of the negotiation, preparation, execution, delivery or performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby, including financial advisors', attorneys', accountants' and other professional fees and expenses in connection with the transactions contemplated hereby or thereby; provided that (a) the fees payable to the Escrow Agent under the Escrow Agreement shall be borne 50 percent by the Sellers and 50 percent by Purchaser, and (b) all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions and other costs and expenses of such policy, shall be borne by Purchaser.
Section 11.2 Publicity
. Except as otherwise required by Law or applicable securities exchange rules, press releases and other public announcements about the transactions contemplated by this Agreement will be made only with the prior agreement of the Sellers' Representative and Purchaser (and the Parties will use reasonable efforts to consult and agree with each other regarding the content of any press release or other public announcements so required). Notwithstanding the foregoing, nothing contained in this Agreement will prohibit any of Hanover, Tuckerman or their respective Affiliates from providing general information about the subject matter of this Agreement in connection with such Seller's or such Affiliates' fund raising, marketing, informational or reporting activities or obligations of the kind customarily provided with respect to investments of this kind. Notwithstanding the foregoing, Purchaser, Hanover, Tuckerman and their respective Affiliates will be allowed to disclose the terms of this Agreement and the transactions contemplated hereby without the consent of, in the case of Purchaser, the Sellers' Representative or, in the case of Hanover or Tuckerman, Purchaser, (a) to authorized representatives and employees of Purchaser, Hanover, Tuckerman or their respective Affiliates, (b) to Purchaser's, Hanover's, Tuckerman's and their respective Affiliates' investors in connection with summary information about Purchaser's, Hanover's, Tuckerman's or any of their respective Affiliates' financial condition, (c) to any of Purchaser's, Hanover's or Tuckerman's Affiliates, auditors, attorneys, financing sources, potential investors or other agents or any other Person to whom Purchaser, Hanover or Tuckerman discloses summary information in the ordinary course of business, (d) to any bona fide prospective purchaser of the equity or assets of Purchaser, Hanover, Tuckerman or their respective Affiliates and (e) to other parties so long as such communication does not disclose the Purchase Price. Each of Purchaser, Hanover and Tuckerman will be allowed to issue general press releases in the ordinary course of business.
Section 11.3 Notices
. All notices required or permitted to be given hereunder will be in writing and may be delivered by hand, by electronic transmission in .PDF or similar format, or by nationally recognized private courier. Notices delivered by hand will be deemed delivered when actually delivered. Notices given by nationally recognized private courier will be deemed delivered on the date of confirmed pickup if delivery is promised by the courier within 48 hours after pickup. Notices

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given by electronic transmission with a confirmation of transmission by the transmitting equipment will be deemed given on the date of transmission if a Business Day, or the on the first Business Day following the date of transmission if not on a Business Day. All notices will be addressed as follows:
If to the Company (before the Closing), then to:
Freedom Communication Technologies Inc.c/o Hanover Partners, Inc.425 California Street, Ste. 2000 San Francisco, California 94104Attention: Aaron AikenEmail Address: aaron@hanoverpartners.com with a copy (which will not constitute notice) to:
Perkins Coie LLP1120 NW Couch Street, 10th FloorPortland, Oregon 97209Attention: David MathesonEmail Address: DMatheson@perkinscoie.com
If to the Company (following the Closing) or Purchaser, then to:
Astronics Corporation130 Commerce WayEast Aurora, New YorkAttention: David C. Burney, CFOEmail Address: David.Burney@astronics.com with a copy (which will not constitute notice) to:
Astronics Corporation130 Commerce WayEast Aurora, New YorkAttention: Julie Davis, Corporate CounselEmail Address: Julie.Davis@astronics.com
If to the Sellers, then to:
Hanover Partners, Inc.425 California Street, Ste. 2000San Francisco, California 94104 Attention: Aaron AikenEmail Address: aaron@hanoverpartners.com
and

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Tuckerman Capital80 South Main StreetHanover, New Hampshire 03755Attention: Nicholas RussellEmail Address: nick@tuckermancapital.com with a copy (which will not constitute notice) to:
Perkins Coie LLP1120 NW Couch Street, 10th FloorPortland, Oregon 97209Attention: David MathesonEmail Address: DMatheson@perkinscoie.com
If to Sellers' Representative, then to:
Hanover Partners, Inc.425 California Street, Ste. 2000 San Francisco, California 94104Attention: Aaron AikenEmail Address: aaron@hanoverpartners.com with a copy (which will not constitute notice) to:
Perkins Coie LLP1120 NW Couch Street, 10th FloorPortland, Oregon 97209Attention: David MathesonEmail Address: DMatheson@perkinscoie.com or to any other address that may be designated by notice given under this Section 11.3.
Section 11.4 Entire Agreement; Amendments
. This Agreement and the other Transaction Documents constitute the entire agreement of the Parties respecting the transactions contemplated hereby and thereby, and supersede all prior or contemporaneous written agreements, arrangements, communications, negotiations and understandings and all prior and contemporaneous oral agreements, arrangements, communications, negotiations and understandings among the Parties regarding the transactions contemplated hereby or thereby, including any data room materials, bid letters, term sheets, summaries, issues lists or other agreements or information. The Parties agree that no Party will have any remedies or cause of action (whether in contract, in tort or otherwise) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement or the other Transaction Documents. Each exhibit and schedule to this Agreement will be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and duly executed by each Party or, in the case of any Seller, Sellers' Representative. Prior drafts of any

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Transaction Document will not have any interpretive effect and will be deemed to be the joint work product of the Parties hereto.
Section 11.5 Non-Waiver
. The failure in any one or more instances of a Party to insist upon performance of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by such Party of any breach of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver will be effective unless it is in writing and signed by the waiving Party or, in the case of any Seller, Sellers' Representative.
Section 11.6 Counterparts
. This Agreement may be executed and delivered by each Party in separate counterparts, each of which when so executed and delivered will be deemed an original and which taken together will constitute the same agreement.
Section 11.7 Delivery by Electronic Transmission
. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of .PDF or other electronic transmission, will be treated in all manner and respects as an original Contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in-person. No Party or any party to any such Contract will raise the use of a .PDF or other electronic transmission to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of .PDF or other electronic transmission as a defense to the formation of a Contract and each Party forever waives any such defense.
Section 11.8 Severability
. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any Law in any jurisdiction, such invalidity, illegality or unenforceability will affect no other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof will be struck from the remainder of this Agreement, which will remain in full force and effect. This Agreement will be reformed, construed and enforced in such jurisdiction to best give effect to the intent of the Parties under this Agreement.
Section 11.9 Applicable Law
. This Agreement and any controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement will be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice or conflict of Law

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provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 11.10 Third-Party Beneficiaries
. This Agreement is solely for the benefit of the Parties and those Persons (or categories of Persons) specifically described herein, and, except as set forth above, no provision of this Agreement will be deemed to confer any remedy, claim or right upon any third party.
Section 11.11 Binding Effect; Benefit
. This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
Section 11.12 Assignment
. This Agreement may not be assigned by the Company or the Sellers without the prior written consent of Purchaser. This Agreement may not be assigned by Purchaser without the prior written consent of the Company prior to the Closing or Sellers' Representative following the Closing.
Section 11.13 Waiver of Trial by Jury
. EACH OF THE PARTIES WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY'S RIGHTS UNDER THIS AGREEMENT.
Section 11.14 Consent to Jurisdiction
. EACH OF THE PARTIES AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN Section 11.3, AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED WHEN RECEIVED. EACH OF THE PARTIES WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS Section 11.14 WILL AFFECT THE RIGHTS OF THE PARTIES TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 11.15 Specific Performance
. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, including each Party's right to consummate the transactions contemplated by this Agreement. Each of the Parties will be entitled to specific performance of the terms hereof,

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including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including for specific performance of any transaction contemplated by this Agreement) in any court of competent jurisdiction, including any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
Section 11.16 Headings
. The headings in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
Section 11.17 Legal Representation
.
(a) Each of the Parties acknowledges that Perkins Coie LLP ("PC") serves as counsel to the Company, Sellers' Representative and certain Sellers, including in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated by this Agreement. There may come a time, including after consummation of the transactions contemplated by this Agreement, when the interests of Sellers' Representative or any Seller, on the one hand, and the Company, on the other hand, may no longer be aligned or when, for any reason, the PC, Sellers' Representative, any Seller or the Company believes that PC can or should no longer represent each of the Company, Sellers' Representative and certain Sellers. The Parties understand and specifically agree that PC may withdraw from representing the Company and continue to represent Sellers' Representative or any Sellers, even if the interests of Sellers' Representative or such Seller (or any other Seller), on the one hand, and the interests of the Company, on the other hand, are or may be adverse, including in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and even though PC may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for the Company or any of its Affiliates, and each of Purchaser and the Company consents thereto and waives any conflict of interest arising therefrom.
(b) Notwithstanding anything to the contrary contained herein, the Parties intend that all communications at or before the Closing between the Company and any Seller (collectively, the "Seller Group") or any of them, on the one hand, and any of their attorneys, on the other hand, including all communications relating to the negotiation of the transactions contemplated by this Agreement and any alternative transactions (collectively, the "Protected Communication"), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality of any member of the Seller Group (the "Associated Rights"), will, from and after the Closing, rest exclusively with Sellers' Representative and will not be transferred, assigned, conveyed or delivered, by operation of law or otherwise, to Purchaser or any of its Affiliates or any successor or assign of the foregoing (collectively, the "Purchaser Group"). Accordingly, the Parties hereby agree that, as of

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immediately prior to the Closing, for the consideration set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged: (i) all Protected Communication and Associated Rights are, and will be deemed for all purposes, transferred, assigned, conveyed and delivered in full to the Sellers, and (ii) no member of the Purchaser Group will have any right, title, interest or benefit in or to any of the Protected Communication or any Associated Rights. Purchaser hereby agrees, on its own behalf and on behalf of the other members of the Purchaser Group, from and after the Closing, that Sellers' Representative will have the right to take possession and control of all Protected Communication effectively as of the Closing. If and to the extent that, at any time from and after the Closing, any member of the Purchaser Group will have any right or opportunity to assert or waive an attorney-client privilege or right of confidentiality with respect to any Protected Communication, each member of the Purchaser Group will not, and will cause the other members of the Purchaser Group not to, waive such privilege or right of confidentiality without the prior written consent of Sellers' Representative (which consent may be withheld, conditioned or delayed in its sole discretion). In the event that a dispute arises between any member of the Purchaser Group, on the one hand, and a third party (other than a Seller or any of its Affiliates), on the other hand, (i) the Company may assert the attorney-client privilege to prevent disclosure of such privileged communications to such third party and (ii) Sellers' Representative, on behalf of Sellers, shall not unreasonably withhold consent to disclose privileged communications to Purchaser in connection with the defense of such dispute, or to a waiver of attorney-client privilege of such privileged communications is necessary to defend such dispute.
Section 11.18 Authorization of Sellers' Representative.
(a) Appointment of Sellers' Representative. Each Seller, on behalf of himself, herself or itself and such Seller's successors and permitted assigns, irrevocably constitutes and appoints Sellers' Representative as representative, attorney-in-fact and agent for such Seller and such Seller's successors and permitted assigns in connection with the execution and performance of this Agreement and the agreements ancillary hereto. This power is irrevocable and coupled with an interest, and will not be affected by the death, incapacity, illness, dissolution or other inability to act of any Seller or any Seller's successors or permitted assigns.
(b) Authority of Sellers' Representative. Each Seller, on behalf of himself, herself or itself and such Seller's successors and permitted assigns, irrevocably grants Sellers' Representative full and exclusive power and authority: (i) to execute and deliver, on behalf of such Seller and such Seller's successors and permitted assigns, and to accept delivery of, on behalf of such Seller and such Seller's successors and permitted assigns, such documents as may be deemed by Sellers' Representative, in its sole discretion, to be appropriate to complete the transactions contemplated by this Agreement and the other Transaction Documents; (ii) to make decisions on behalf of such Seller and such Seller's successors and permitted assigns with respect to the transactions contemplated by this Agreement and the other Transaction Documents and matters contemplated under this Agreement or any other Transaction Document, including adjustments to the Purchase Price; (iii) to acknowledge receipt at the Closing of the Sellers' Representative Payment by Sellers' Representative; (iv) to receive the Sellers' Representative Payment (the "Sellers' Representative Fund") as a fund for the payment of all costs and expenses

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incurred by or on behalf of Sellers' Representative in connection with any adjustments to the Purchase Price or any dispute or claim under this Agreement; (v) to authorize deliveries to Purchaser of cash from the Adjustment Escrow Account and legally bind the Sellers to pay cash directly to Purchaser in satisfaction of any adjustments to the Purchase Price; (vi) after Closing, to give and receive notices and communications to or from Purchaser or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication will be given or received by a Seller individually); (vii) to consent or agree to any amendment or waiver to this Agreement or the Escrow Agreement or any exhibit, annex or schedule hereto or thereto; and (viii) to take all actions necessary or appropriate in the judgment of Sellers' Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance.
(c) Reliance. Each Seller, on behalf of himself, herself or itself and such Seller's successors and permitted assigns, agrees to the following:
(i) In all matters in which action by Sellers' Representative is required or permitted, Sellers' Representative is exclusively authorized to act on behalf of such Seller, on behalf of such Seller and such Seller's successors and permitted assigns, notwithstanding any dispute or disagreement between Sellers or the Sellers' successors or permitted assigns, and Purchaser will be entitled to rely on any and all action taken by Sellers' Representative under this Agreement without any liability to, or obligation to inquire of, the Sellers or the Sellers' successors and permitted assigns, notwithstanding any knowledge on the part of Purchaser of any such dispute or disagreement. Purchaser will be fully protected in dealing with Sellers' Representative under this Agreement (or any other Transaction Document) and may rely upon any Sellers' Representative Decision.
(ii) Sellers' Representative will be entitled to rely on any directions received from the Sellers that collectively owned, as of immediately prior to the Closing, over 50 percent of the Shares. Sellers' Representative may engage such counsel, experts and other agents and consultants as it may deem necessary in exercising its powers and performing its function hereunder and (in the absence of willful misconduct by Sellers' Representative) will be entitled to conclusively rely on the opinions and advice of such Persons. Notwithstanding anything to the contrary contained herein, Sellers' Representative as such will have no fiduciary duties or responsibilities to any Seller and no duties or responsibilities except for those set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller will otherwise exist against or with respect to Sellers' Representative as such.
(iii) Sellers' Representative shall be the sole and exclusive means of asserting or addressing any of the matters described in Section 11.18(b), and Purchaser shall have no obligation to deal with the Sellers with respect to any such matters. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or

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instruction of, Sellers' Representative that is within the scope of Sellers' Representative's authority pursuant to Section 11.18(b) (each a "Sellers' Representative Decision") shall constitute a notice or communication to or by, or decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Sellers and shall be final, binding and conclusive upon the Sellers. The Escrow Agent shall be entitled to rely upon any Sellers' Representative Decision as being a notice or communication to, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Sellers.
(iv) The power and authority of Sellers' Representative, as described in this Agreement, will continue in force until all rights and obligations of the Sellers and the Sellers' successors and permitted assigns under this Agreement terminate, expire or are fully performed.
(v) The Sellers and the Seller's successors and permitted assigns who held a majority of the Shares immediately prior to the Closing will have the right, exercisable from time to time upon written notice delivered to Sellers' Representative and Purchaser, to remove Sellers' Representative, with or without cause, and to fill a vacancy caused by the resignation or removal of Sellers' Representative.
(vi) If Sellers' Representative resigns or is removed or otherwise ceases to function in its capacity as such for any reason whatsoever, and no successor is appointed by the Sellers and the Sellers' successors and permitted assigns who held a majority of the Shares immediately prior to the Closing within sixty (60) days, then Purchaser will have the right to appoint any Seller or any Seller's successor or permitted assign to act as Sellers' Representative to serve as described in this Agreement.
(d) Indemnification of Sellers' Representative. Sellers' Representative will incur no liability of any kind with respect to any action or omission by Sellers' Representative in connection with Sellers' Representative's services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from Sellers' Representative's gross negligence or willful misconduct. Sellers' Representative shall not be liable for any action or omission taken or omitted to be taken in good faith pursuant to the advice of counsel. Sellers will indemnify, defend and hold harmless Sellers' Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the reasonable fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, "Sellers' Representative Losses") arising out of or in connection with Sellers' Representative's execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Sellers' Representative Loss is suffered or incurred; provided that in the event that any such Sellers' Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of Sellers' Representative, Sellers' Representative will reimburse the Sellers the amount of such indemnified Sellers' Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to Sellers' Representative by the Sellers, any such Sellers' Representative Losses may be recovered by Sellers' Representative from (i) the funds in the Sellers' Representative Fund and (ii) Adjustment

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Escrow Account at such time as remaining amounts would otherwise be distributable to the Common Sellers; provided that while this section allows Sellers' Representative to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Sellers' Representative Losses as they are suffered or incurred, nor does it prevent Sellers' Representative from seeking any remedies available to it at law or otherwise. Except as provided in Section 2.4(c), in no event will Sellers' Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to Sellers' Representative under this Section 11.18(d). The foregoing indemnities will survive the Closing, the resignation or removal of Sellers' Representative or the termination of this Agreement.
(e) Sellers' Representative Fund. The Sellers will not receive any interest or earnings on the Sellers' Representative Fund and irrevocably transfer and assign to Sellers' Representative any ownership right that the Sellers may otherwise have had in any such interest or earnings. Sellers' Representative will not be liable for any loss of principal of the Sellers' Representative Fund other than as a result of its gross negligence or willful misconduct. Sellers' Representative will hold the Sellers' Representative Fund separate from its corporate funds, will not use the Sellers' Representative Fund for its operating expenses or any other corporate purposes and will not voluntarily make the Sellers' Representative Fund available to its creditors in the event of bankruptcy. As soon as practicable following completion of Sellers' Representative's responsibilities under this Agreement or such earlier date as directed by the Sellers, Sellers' Representative will deliver any remaining balance of the Sellers' Representative Fund to the Common Sellers by wire transfer of immediately available funds to such bank account as the Common Sellers shall designate in writing to Sellers' Representative. For tax purposes, the Sellers' Representative Fund will be treated as having been received and voluntarily set aside by the Common Sellers at the time of Closing.

[Signature Pages Follow]

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        The Parties have executed this Agreement as of the date indicated in the first sentence of this Agreement.
PURCHASER:
ASTRONICS CORPORATION
By: /s/ David C. Burney
Name: David C. BurneyTitle: Executive Vice President- Finance

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THE COMPANY:
Freedom Communication Technologies Inc.
By: /s/ Ricardo Viloria
Name: Ricardo Viloria
Title: President

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THE SELLERS:
TUCKERMAN CAPITAL IV LP
By: Tuckerman Investments IV, L.L.C.
        its General Partner
By: /s/Nick Russell
Name: Nick Russell
Title: Manager

HANOVER PARTNERS, LLC
By: /s/ Andrew Ford
Name: Andrew Ford
Title: Manager

/s/ Aaron Aiken
Name: Aaron Aiken

/s/ Ricardo Viloria
Name: Ricardo Viloria

/s/ Scott Hill
Name: Scott Hill

/s/ Edward Mick
Name: Edward Mick

/s/ Wayne Black
Name: Wayne Black

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SELLERS’ REPRESENTATIVE:

HANOVER PARTNERS, iNC.
By: /s/ Andrew Ford
Name: Andrew Ford
Title: President

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